EXHIBIT 10.6
AGREEMENT OF PURCHASE AND SALE

by and among

1776 Sarasota Associates, LLC, a Delaware limited liability company, 1776 Sarasota Golf Associates, LLC, a Delaware limited liability company, YNTV Property, LLC, a Delaware limited liability company and BRDO Property, LLC, a Delaware limited liability company
(each individually or collectively, as the context may require, “Purchaser”)

And

Ashford Yountville LP, Ashford Yountville II LP, Ashford Sarasota LP and Ashford TRS Sarasota Residence LLC
(each individually or collectively, as the context may require, “Property Owner”)

And

Ashford TRS Yountville LLC, Ashford TRS Yountville II LLC and Ashford TRS Sarasota LLC
(each individually or collectively, as the context may require, “Operating Lessee”, and together with the Property Owners, each individually or collectively, as the context may require, “Seller”)

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TABLE OF CONTENTS
Page
1.1.    Definitions    2
ARTICLE II. PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE    22
2.1.    Purchase and Sale    22
2.2.    Payment of Purchase Price    22
2.3.    Withholding    25
2.4.    Deposit    25
2.5.    Inspections    25
2.6.    Title Matters    27
2.7.    Third Party Management Agreements    29
2.8.    Violations    29
ARTICLE III. SELLER’S REPRESENTATIONS AND WARRANTIES    30
3.1.    Organization and Power    30
3.2.    Authorization and Execution    30
3.3.    Non-contravention    30
3.4.    Compliance with Laws    31
3.5.    Operating Agreements; Leased Property Agreements    31
3.6.    Casualty; Condemnation Proceedings; Roadways    31
3.7.    Actions or Proceedings    31
3.8.    Occupancy Agreements    32
3.9.    Seller Is Not a “Foreign Person”    32
3.10.    Management Agreements    32
3.11.    Taxes    32
3.12.    Bankruptcy    33
3.13.    Bardessono Ground Lease    33
3.14.    Sarasota Lawn Lease    34
3.15.    Intentionally omitted    34
3.16.    Compliance with Anti-Corruption Laws and Sanctions Laws    34
3.17.    Brokerage Commissions    35
3.18.    Options    35
3.19.    Authorizations    35
3.20.    Construction    35
3.21.    REAs    35
3.22.    Members Club Agreements    35
3.23.    Financial Statements    35
3.24.    Personal Property    36
3.25.    Associations and Declarations    36
3.26.    Intellectual Property; Privacy and Data Security    36
3.27.    Employees    36
3.28.    Labor Matters    36
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3.29.    Yountville Workforce Housing Agreement    37
3.30.    All or Substantially All of the Assets.    37
3.31.    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES.    37

ARTICLE IV. PURCHASER’S REPRESENTATIONS AND WARRANTIES    40
4.1.    Organization and Power    40
4.2.    Authorization and Execution    40
4.3.    Non-contravention    40
4.4.    Litigation    41
4.5.    Patriot Act    41
4.6.    Terrorism    41
ARTICLE V. CONDITIONS PRECEDENT    42
5.1.    As to Each Party’s Obligations    42
5.2.    As to Purchaser’s Obligations    42
5.3.    As to Seller’s Obligations    44
ARTICLE VI. COVENANTS OF SELLER AND PURCHASER    45
6.1.    Operating Agreements/Occupancy Agreements/Leased Property Agreements    45
6.2.    Warranties and Guaranties    45
6.3.    Insurance    45
6.4.    Operation of Property Prior to Closing    46
6.5.    New Employees    47
6.6.    Termination of Hotel Employees; WARN Act    47
6.7.    Employee Claims    48
6.8.    Estoppel Certificates    48
6.9.    Associations and Declarations    48
6.10.    REAs    49
6.11.    Other Agreements    49
6.12.    Exclusivity    49
6.13.    Assumed Contracts    50
6.14.    Existing Mortgage    50
6.15.    Privacy Requirements    50
6.16.    Transition Activities    50
6.17.    Post-Closing Cooperation    50
ARTICLE VII. CLOSING    50
7.1.    Closing    50
7.2.    Seller’s Deliveries    52
7.3.    Purchaser’s Deliveries    53
7.4.    Mutual Deliveries    54
7.5.    Closing Costs    54
7.6.    Prorations and Adjustments at Closing    55
7.7.    Safe Deposit Boxes    61

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7.8.    Inventory of Baggage    61
7.9.    Valeted Automobiles    61
7.10.    Inventory    62
7.11.    Application of Refunds or Savings    62
ARTICLE VIII. GENERAL PROVISIONS    62
8.1.    Fire or Other Casualty    62
8.2.    Condemnation    64
8.3.    Broker    65
8.4.    Tax Clearance Certificates    65
8.5.    Confidentiality; IRS Reporting    66
8.6.    Liquor Licenses    67
8.7.    Management Agreement    67
ARTICLE IX. DEFAULT; TERMINATION RIGHTS    68
9.1.    Default by Seller/Failure of Conditions Precedent    68
9.2.    Default by Purchaser/Failure of Conditions Precedent    69
9.3.    Survival    70
9.4.    Costs and Attorneys’ Fees    70
9.5.    Limitation of Liability    70
ARTICLE X. MISCELLANEOUS PROVISIONS    71
10.1.    Completeness; Modification    71
10.2.    Assignments    71
10.3.    Successors and Assigns; No Third-Party Beneficiaries    71
10.4.    Days    71
10.5.    Governing Law    71
10.6.    Counterparts    72
10.7.    Severability    72
10.8.    Costs    72
10.9.    Notices    72
10.10.    Escrow Agent    73
10.11.    Incorporation by Reference    74
10.12.    Indemnification; Survival    74
10.13.    Further Assurances    77
10.14.    No Partnership    77
10.15.    Time of Essence    77
10.16.    Signatory Exculpation    77
10.17.    Rules of Construction    77
10.18.    No Recording    78
10.19.    Facsimile or Electronic Signatures    78
10.20.    Waiver of Jury Trial; California Judicial Reference    78
10.21.    Energy Disclosure    79
10.22.    Natural Hazards Disclosure Requirements    80
10.23.    Release    80

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10.24.    Energy-Efficiency    82
10.25.    Radon    82
10.26.    Obligation to Close on All Property    82
10.27.    Survival    82
10.28.    Occasional or Isolated Sale    82
10.29.    Exculpation    83

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AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of June 4, 2026 (the “Effective Date”), by and among BRDO Property, LLC, a Delaware limited liability company (“Bardessono Purchaser”), YNTV Property, LLC, a Delaware limited liability company (“Yountville Purchaser”), 1776 Sarasota Associates, LLC, a Delaware limited liability company (“Sarasota Purchaser”), 1776 Sarasota Golf Associates, LLC, a Delaware limited liability company, (“Sarasota Golf Purchaser”, and Sarasota Purchaser, Bardessono Purchaser and Yountville Purchaser, each individually or collectively, as the context may require, “Purchaser”), and Ashford Yountville LP, a Delaware limited partnership (“Bardessono Seller”), Ashford Yountville II LP, a Delaware limited partnership (“Yountville Seller”), Ashford Sarasota LP, a Delaware limited partnership (“Sarasota Seller”) and Ashford TRS Sarasota Residence LLC, a Delaware limited liability company (“Sarasota Residential Land Seller” and, collectively with Bardessono Seller, Yountville Seller and Sarasota Seller, each, a “Property Owner” and collectively, the “Property Owners”), Ashford TRS Yountville LLC, a Delaware limited liability company (“Bardessono Operating Lessee”), Ashford TRS Sarasota LLC, a Delaware limited liability company (“Sarasota Operating Lessee”) and Ashford TRS Yountville II LLC, a Delaware limited liability company (“Yountville Operating Lessee” and, collectively with Bardessono Operating Lessee and Sarasota Operating Lessee, each individually or collectively, as the context may require, “Operating Lessee”, and together with the Property Owners, individually or collectively, as the context may require, “Seller”).

R E C I T A T I O N S:
WHEREAS, Bardessono Seller is the ground lessee of that certain parcel of real property defined as the “Inn Parcel” under the Bardessono Ground Lease (defined below), being more particularly described on Exhibit A-1 attached hereto and made a part hereof (the “Bardessono Land”), and is the owner of the Improvements situated thereon (subject to the reversionary interests of Bardessono Ground Lessor (defined below) described in Section 18.02 of the Bardessono Ground Lease), comprising the Bardessono Hotel and Spa located at 6526 Yount Street, Yountville, California, 94599 and 6528 Yount Street, Yountville, California, 94599 (“Bardessono”);
WHEREAS, Yountville Seller is the fee owner of that certain parcel of real property more particularly described on Exhibit A-2 attached hereto and made a part hereof (the “Yountville Land”), and the Improvements situated thereon, comprising the Hotel Yountville located at 6462 Washington Street, Yountville, California, 94599 (“Yountville”);
WHEREAS, Sarasota Seller is the fee owner of that certain parcel of real property more particularly described on Exhibit A-3-1 attached hereto and made a part hereof (the “Sarasota Hotel Land”), and the Improvements situated thereon, comprising the Ritz Carlton Sarasota located at 1111 Ritz Carlton Drive, Sarasota, Florida, 34236 (the “Sarasota Hotel Parcel”);

WHEREAS, Sarasota Seller is the fee owner of that certain parcel of real property more particularly described on Exhibit A-3-2 attached hereto and made a part hereof (the “Sarasota Beach Land”), and the Improvements situated thereon (the “Sarasota Beach Parcel”);
WHEREAS, Sarasota Seller is the fee owner of that certain parcel of real property more particularly described on Exhibit A-3-3 attached hereto and made a part hereof (the “Sarasota Golf Land”), and the Improvements situated thereon (the “Sarasota Golf Parcel”);
WHEREAS, Sarasota Seller is the lessee of that certain parcel of real property more particularly described on Exhibit A-3-4 attached hereto and made a part hereof under that certain Sarasota Lawn Lease (as defined below) (the “Sarasota Lawn Land”, and collectively with the Sarasota Golf Parcel, Sarasota Hotel Parcel, the Sarasota Beach Parcel, the “Ritz Carlton Sarasota” (and collectively with the Bardessono and Yountville, each a “Hotel” or collectively, as the context may require, the “Hotels”);
WHEREAS, Sarasota Residential Land Seller is the fee owner of that certain parcel of real property more particularly described on Exhibit A-4 attached hereto and made a part hereof (the “Sarasota Residential Land”) and the Improvements situated thereon (the “Sarasota Residential Land Parcel”).
WHEREAS, Purchaser is desirous of purchasing the Property (as defined herein) from Seller and Seller is desirous of selling the Property to Purchaser, for the Purchase Price and upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, it is agreed:
ARTICLE I.

DEFINITIONS
1.1.    Definitions. The following terms shall have the indicated meanings:
“ABC” means the California Department of Alcoholic Beverage Control.
“Accounts Payable” shall mean all accrued amounts owed by Seller as of the Cut-Off Time and arising out of the operation of the Property.
“Action” shall have the meaning ascribed thereto in Section 10.12(a)(ii).
“Acquisition Financing” shall have the meaning ascribed to such term in Section 5.2(h) hereof.

“Additional Indemnified Matters” shall have the meaning ascribed thereto in Section 10.12(a)(ii).
“Advance Booking Deposit” shall mean all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Advance Bookings.
“Advance Bookings” shall mean, with respect to each Hotel, bookings, reservations and agreements made or entered into by Seller or Manager prior to Closing and assumed by Purchaser for hotel, golf, meeting and banquet rooms or other facilities at the Hotels to be utilized after Closing, or for catering services or other services, to be provided after Closing at or by such Hotel, together with all contracts related thereto.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Agreements” shall mean any agreement, license, lease or contract, whether written or oral, relating to the operation, maintenance or management of a Property or any portion thereof or services provided thereto or pursuant to which Seller or the Property is bound, by and between (i) Seller, and (ii) Remington, Ashford Inc., Ashford Hospitality Advisors LLC and/or any other Affiliate of Seller, Remington, Ashford Inc. or Ashford Hospitality Advisors LLC, including, for the avoidance of doubt, the Remington Management Agreements, the Operating Leases and the Ashford Advisory Agreement.
“Agreement” shall mean this Agreement of Purchase and Sale, together with the Exhibits and Schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Allocated Deposit” shall mean the amount of the Deposit applicable to an individual Property by taking the Total Purchase Price Allocation for such Property, dividing it by the Purchase Price and multiplying such result with the overall Deposit.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, and any Applicable Laws relating to corruption or bribery.
“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other laws, common law, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, whether relating to a (i) Person or (ii) Property or the ownership, operation, use, maintenance or condition thereof.

“Ashford Advisory Agreement” shall mean (i) that certain Fifth Amended and Restated Advisory Agreement, by and between Braemer Hotels & Resorts Inc., Bramer Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC, dated as of April 23, 2018, as amended by the Enhanced Return Funding Program Agreement and Amendment No. 1, dated as of January 15, 2019, Amendment No. 2 to the Fifth Amended and Restated Advisory Agreement, dated as of August 16, 2021, and any other amendments, modifications, waivers or supplements thereto and (ii) that certain letter agreement, dated as of August 26, 2025, by and among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Ashford Inc. and Ashford Hospitality Advisors LLC.
“Assigned Accounts Receivable” shall have the meaning assigned thereto in Section 7.6.
“Assignment and Assumption Agreement” shall mean one or more assignment and assumption agreements in substantially the form attached hereto as Exhibit E whereby the applicable Seller assigns, and the applicable Purchaser assumes, all of its or their respective right, title and interest in and to the Assumed Contracts.
“Assignment and Assumption of Management Agreement” shall mean an assignment and assumption agreement whereby each applicable Operating Lessee assigns, and the applicable Purchaser assumes, all of its right, title and interest in and to the Third Party Management Agreements, in the form mutually agreed upon by Seller, Purchaser and the Third Party Manager prior to Closing, or in the absence of such agreement, in the applicable Third Party Manager’s standard form.
“Assignment of Occupancy Agreements” shall mean one or more assignment agreements in substantially the form attached hereto as Exhibit F whereby the applicable Seller assigns, and the applicable Purchaser assumes all of its or their respective right, title and interest in and to the Occupancy Agreements.
“Association” shall have the meaning assigned thereto in Section 3.25.
“Association Documents” shall have the meaning assigned thereto in Section 3.25.
“Assumed Contracts” shall have the meaning assigned thereto in Section 6.13.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof as it is presently being operated and entitlements for approved and future development of the Property, including, for the avoidance of doubt, any liquor licenses.
“Bardessono” shall have the meaning ascribed to such term in the Recitations.
“Bardessono Ground Lease” shall mean that certain Resort Ground Lease, dated as of October 18, 2005, by and among Bardessono Brothers LLC, Stephen J. Bardessono and Patricia

Bardessono, Trustees of the Stephen and Patricia Bardessono Family Trust a/k/a Stephen J. Bardessono and Patricia J. Bardessono, Trustees of the Stephen J. and Patricia J. Bardessono Living Trust dated May 8, 1990, Maxine A. Bardessono, Trustee of the Maxine A. Bardessono Revocable Trust U/T/A dated November 6, 1984, as amended, and her successor trustees, and Maxine A. Bardessono, Trustee of the Peter J. Bardessono Extempt Trust U/T/A dated November 6, 1984, as amended (collectively, as the Ground Lease landlord interest may have been assigned, collectively, the “Bardessono Ground Lessor”) and Yountville Investors, LLC, as disclosed by a Memorandum of Ground Lease recorded August 25, 2006 as Series Number 2006-0029873 of Official Records of Napa County, California, as amended by that certain First Amendment to Resort Ground Lease, effective as of March 9, 2007, disclosed by the Amendment to Memorandum of Ground Lease recorded July 1, 2008, as Series Number 2008-0016822 of Official Records of Napa County, California, as further amended by that certain Second Amendment to Resort Ground Lease, effective as of September 1, 2011, by and between Bardessono Brothers LLC and Yountville Investors, LLC, as further amended by that certain Third Amendment to Resort Ground Lease, effective as of July 9, 2015, by and between Bardessono Brothers LLC and Bardessono Seller, as assignee of Yountville Investors LLC pursuant to an Assignment and Assumption Agreement, dated as of July 9, 2015, by and among Bardessono Brothers LLC, Yountville Investors, LLC, and Bardessono Seller, as further amended by that certain Fourth Amendment to Resort Ground Lease, effective as of August 17, 2016, as further amended by that certain Fifth Amendment to Resort Ground Lease, effective as of June 4, 2020, as amended.
“Bardessono Ground Lease Assignment and Assumption Agreement” shall mean that certain assignment and assumption agreement in substantially the form attached hereto as Exhibit B-1 whereby Bardessono Seller assigns, and Purchaser assumes, all of its right, title and interest in and to the Ground Lease.
“Bardessono Ground Lease Removal” shall have the meaning ascribed to such term in Section 2.2(d)(ii) herein.
“Bardessono Ground Lease ROFO” shall mean the right of first opportunity granted to the Bardessono Ground Lessor pursuant to Section 22.03 of the Bardessono Ground Lease.
“Bardessono Ground Leasehold Estate” shall mean the real property leasehold interest held by Bardessono Seller in and to Bardessono granted under the Bardessono Ground Lease.
“Bardessono Ground Lessor” shall have the meaning ascribed to such term in the definition of “Bardessono Ground Lease” herein.
“Bardessono Ground Lessor Consent” shall have the meaning ascribed to such term in Section 2.2(d)(i) herein.
“Bardessono Ground Lessor Consent Right” shall have the meaning ascribed to such term in Section 2.2(d)(i) herein.
“Bardessono Land” shall have the meaning ascribed to such term in the Recitations.

“Bardessono License Agreement” means that certain Revocable License Agreement dated as of March 12, 2007, by Bardessono Brothers LLC, Stephen J. Bardessono and Patricia Bardessono, Trustees of the Stephen and Patricia Bardessono Family Trust a/k/a Stephen J. Bardessono and Patricia J. Bardessono, Trustees of the Stephen J. Bardessono and Patricia J, Bardessono Living Trust dated May 8, 1990, Maxine A. Bardessono, Trustee of the Maxine A. Bardessono Revocable Trust U/T/A Dated November 6, 1984, as amended and her successor trustees, Maxine A. Bardessono, Trustee of the Peter J. Bardessono Exempt Trust U/T/A Dated November 6, 1984, and Yountville Investors, LLC, as assigned to Ashford Yountville LP by that certain General Assignment and Assumption Agreement dated as of July 9, 2015.
“Bardessono Liquor License” shall mean liquor license no. 561289 issued by the ABC and held by Bardessono Operating Lessee.
“Bardessono Seller” shall have the meaning ascribed to such term in Preamble hereof.
“Beach Club Association” shall mean the Lido Condominium and Club Landowner’s Association Inc. created by the Beach Club Declaration.
“Beach Club Declaration” shall mean Declaration of Covenants, Restrictions and Easements dated February 27, 2003, by SLAB, L.L.C. and SLAB LIDO, L.L.C., recorded February 28, 2003 in Official Records Instrument No. 2003038411, as amended by First Amendment to Declaration of Covenants, Restrictions and Easements dated October 28, 2005, recorded December 1, 2005 in Official Records Instrument No. 2005265590, all of the Public Records of Sarasota County, Florida, as impacted by the unrecorded Release Agreement dated as of January 17, 2019, by the Beach Club Association, Ashford Sarasota LP, Ashford TRS Sarasota LLC, and The Beach Residences Condominium Association, Inc., and as further impacted by Letter Agreement Resolving Miscellaneous Matters Arising out of and Relating to the Declaration dated February 16, 2026, by the Beach Club Association, Ashford TRS Sarasota LLC, and The Beach Residences Condominium Association, Inc.
“Bill of Sale” shall mean one or more bills of sale in substantially the form attached hereto as Exhibit D whereby the applicable Seller conveys its respective right, title and interest in and to the Personal Property (other than Leased Property) to the applicable Purchaser, together with any Warranties and Guaranties.
“Books and Records” shall mean all books and records to the extent relating to the ownership, operation, use, maintenance, or management of the Property, in whatever form or medium maintained, including guest files, guest lists, guest information, marketing information and any other Personal Information, anonymized or deidentified data, and any data or data sets derived from any such data and information relating to the Hotels, and lease files in respect of any tenants at the Property (including the Hopper Creek apartments at Hotel Yountville).
“Broker” shall mean Robert W. Baird & Co. Incorporated.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York, New York are authorized or required by Applicable Law to be closed.

“California Interim Management Agreement” shall have the meaning ascribed to such term in Schedule 8.6-1 hereof.
“Cash Funds” shall have the meaning assigned thereto in Section 7.6.
“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement on the Closing Date.
“Closing Date” shall mean July 1, 2026 (the “Initial Closing Date”), as the same may be extended pursuant to the terms of this Agreement.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.
“Closing Statement” shall have the meaning ascribed thereto in Section 7.6(w)(i).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning ascribed thereto in Section 3.30.
“Data Site” shall mean the virtual data room made available to Purchaser at https://rwbaird.watchdox.com and maintained by Broker.
“Declarations” shall mean, collectively:
(A) that certain Declaration of Protective Covenants, Conditions and Restrictions recorded April 11, 2000, Official Records Instrument No. 2000045027, together with the Amendment to Declaration of Protective Covenants, Conditions and Restrictions recorded November 6, 2001, in Official Records Instrument No. 2001160611, as impacted by letter agreement regarding Shared Maintenance Expenses dated December 21, 2015, by SLAB, L.L.C., The Residences at Sarasota Condominium Association, Inc., and The Ritz-Carlton Hotel Company, L.L.C. (collectively, the “Protective Covenants”); and
(B) the Beach Club Declaration.
“Deed” shall mean (i) a Grant Deed in substantially the form attached hereto as Exhibit C-1 with respect to the Yountville or (ii) a Special Warranty Deed in substantially the form attached hereto as Exhibit C-2 with respect to each of Ritz Carlton Sarasota (excluding the Sarasota Lawn Land) and the Sarasota Residential Land Parcel, conveying title to the Real Property for each such Fee Asset from the applicable Property Owner to the applicable Purchaser (or Purchaser’s designee).
“Deposit” shall have the meaning ascribed to such term in Section 2.4 hereof.
“Deposit Balance” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Development Entitlements” shall mean all zoning and/or land use entitlements, development rights, and appurtenances accruing to the Hotels, and/or related to the development thereof, under, or by reason of, any applicable zoning and/or land use ordinance or other law, rule, regulation, or ordinance.
“Disclosure Vendor” shall mean a natural hazard consultant retained by Seller to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Sections 1103 to 1103.15.
“Effective Date” shall have the meaning ascribed thereto in the Preamble hereof.
“Energy Disclosure Information” shall have the meaning ascribed to such term in Section 10.21 hereof.
“Energy Disclosure Requirements” shall have the meaning ascribed to such term in Section 10.21 hereof.
“Environmental Claims” shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under the Property, or the violation of any Environmental Laws with respect to the Property.
“Environmental Laws” shall have the meaning ascribed to such term in Section 3.31 hereof.
“Environmental Liabilities” shall mean any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on any Property and whether or not arising from the operations or activities with respect to the Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).
“Escrow Agent” shall mean Chicago Title Insurance Company, 711 Third Avenue, Suite 800, New York, New York, 10017, Attn: Neal Miranda, Phone: (1)212-880-1237, Email: neal.miranda@ctt.com.

“Exempt Covenants and Indemnities” shall have the meaning ascribed to such term in Section 10.12(c) hereof.
“Existing CapEx Work” shall have the meaning ascribed to such term in Section 3.20 hereof.
“Existing Florida Mortgage” shall mean that certain Amended, Restated and Consolidated Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated as of August 7, 2024, made by and between ASHFORD SARASOTA LP, a Delaware limited partnership, ASHFORD PIER HOUSE LP, a Delaware limited partnership, ASHFORD YOUNTVILLE LP, a Delaware limited partnership, ASHFORD YOUNTVILLE II LP, a Delaware limited partnership and RC HOTELS (VIRGIN ISLANDS), INC., a United States Virgin Islands corporation , as mortgagor, for the benefit of BANK OF AMERICA, N.A., a national banking association, recorded August 16, 2024 at Official Records Instrument Number 2024112956, now held of record by Computershare Trust Company, National Association, as Trustee, for the benefit of Holders of BAMLL Commercial Mortgage Securities Trust 2024-BHP, Commercial Pass-Through Certificates, Series 2024-BHP, by virtue of Assignment of Amended, Restated and Consolidated Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement, recorded October 28, 2024 at Official Records Instrument Number 2024142394.
“Extension Fee” means, if Seller extends the Closing Date pursuant to Section 5.1(a), Section 5.2(d) or Section 5.2(h), an amount equal to the sum of (i) if Closing is extended to a date following July 16, 2026 the (“Initial Seller Fee Reimbursement Date”) but on or prior to August 30, 2026 (the “Second Seller Fee Reimbursement Date”), an amount equal to the product of (A) (1) 15 basis points (0.15%) multiplied by (2) $295,100,000, multiplied by (B) a fraction, the numerator of which is the number of days after the Initial Seller Fee Reimbursement Date up to and including earlier of (x) the actual date on which Closing or a termination of this Agreement occurs and (y) the Second Seller Fee Reimbursement Date, and the denominator of which is 45 (the “First Extension Fee”), plus (ii) if the Closing Date is extended to a date after the Second Seller Fee Reimbursement Date, an amount equal to the product of (A) (1) 10 basis points (0.10%) multiplied by (2) $295,100,000, multiplied by (B) a fraction (but not greater than 1.0), the numerator of which is the number of days after the Second Seller Fee Reimbursement Date up to and including the earlier of (x) the actual date on which Closing or a termination of this Agreement occurs or (y) the Outside Closing Date, and the denominator of which is 30 (the “Second Extension Fee”).
“Fee Asset” shall mean, individually and collectively, Yountville, Ritz Carlton Sarasota (excluding the Sarasota Lawn Land) and the Sarasota Residential Land Parcel.
“Gift Certificates” shall mean, collectively, all outstanding, unused and unexpired gift cards, gift certificates, coupons or other similar instruments or vouchers issued by or on behalf of Seller or any Third Party Manager with respect to any Property as of the Closing Date that entitle the holder or bearer thereof to a credit (whether in a specified monetary amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods and services provided at the Hotels.
“Governmental Authority” shall mean any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case to the extent the same has jurisdiction over the Person or property in question.
“Hazardous Substances” or “Toxic Substances” shall have the meaning ascribed thereto in Section 3.31 hereof.
“Hotel” shall have the meaning ascribed to such term in the Recitations.
“Hotel Employees” shall mean all employees of the Hotels or other individual service providers that provide services to the Hotels within the Hotel’s usual course of business (with respect to any individuals in California, as “usual course of business” is defined by or used in California Labor Code sections 2810.3 and/or 2775), excluding bona fide business-to-business contracting relationships with independent contractors, vendors, or other third parties.
“Hotel Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by Seller or any of its Affiliates that is used or held for use in connection with the operation of, or otherwise relates to, any of the Hotels, excluding Intellectual Property (a) owned by Third Party Managers or (b) licensed pursuant to the Bardessono License Agreement.
“Improvements” shall mean the Hotels and all other buildings, improvements, fixtures, and other items of real estate now or hereafter located on the Land.
“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller and any Manager pertaining to the Property, its operation, or any part thereof.
“Intangible Personal Property” shall mean, all of Seller’s right, title and interest in and to the following:
(i)    All easements, covenants, utility and development rights and privilege, including the Development Entitlements, mineral rights and other rights appurtenant to or otherwise benefitting the Property, to the extent not constituting the Real Property;
(ii)    to the extent assignable under Applicable Law, (a) all Authorizations presently issued and (b) such additional Authorizations as may be issued prior to the Closing Date;

(iii)    the Members Club Agreements;
(iv)    the Assumed Contracts;
(v)    Advance Bookings;
(vi)    Purchaser’s applicable share of the Rooms Ledger determined under Section 7.6 hereof;
(vii)    The Assigned Accounts Receivable;
(viii)    Books and Records;
(ix)    to the extent assignable, IT Assets;
(x)    to the extent assignable, the Warranties and Guaranties;
(xi)    all of Seller’s right, title and interest in and to the Bardessono License Agreement;
(xii)    to the extent assignable, any other Hotel Intellectual Property;
(xiii)    all of Seller’s right, title and interest in the Reserve Accounts and the Cash Funds
(xiv)    any unpaid award for taking by condemnation or any damage to the Land;
(xv)    the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Property, each to the extent in Seller’s possession (or reasonably obtainable by Seller); and
(xvi)    to the extent assignable, all other intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, but excluding (a) Seller’s cash on hand other than the Cash Funds and the Reserve Accounts, (b) the Terminated Contracts and (c) all Insurance Policies and any rights or claims thereunder subject to the terms of Article 8.

“Intellectual Property” shall mean any and all worldwide intellectual property rights, including: (i) patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, domain names and other indicia of origin, including common law rights in the foregoing and all goodwill associated therewith; (iii) copyrights and works of authorship (including rights in marketing and promotional materials and software); (iv) trade secrets, know-how, methods, processes and confidential or proprietary information (“Trade Secrets”); and (v) registrations, applications and renewals of the foregoing.

“Inventory” shall mean all inventories of food and beverage (alcoholic, to the extent permitted by Applicable Laws, and non-alcoholic), all china, glassware, silverware, kitchen and bar small goods, guest supplies, operating supplies, printing, stationery, uniforms, linens, towels, paper goods, other engineering, maintenance and housekeeping supplies (including soap, cleaning supplies and matches) and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the operation of the Property, which are on hand as of the Effective Date, subject to such depletion and restocking as shall occur and be made in the normal course of business, but in accordance with present standards.
“IT Assets” shall mean computers, software, hardware, servers, networks, systems, databases, websites, applications, and all other information technology equipment and assets, in each case owned, leased or licensed by Seller or its Affiliates (including Remington), and used or held primarily for use in connection with the operation of any of the Property.
“Land” shall mean, individually and collectively, the land component of the Bardessono Ground Leasehold Estate in and to the Bardessono Land, the land component of the Sarasota Lawn Leasehold Estate in and to the Sarasota Lawn Land, the Yountville Land, the Sarasota Hotel Land, the Sarasota Beach Land, the Sarasota Golf Land and the Sarasota Residential Land, and for the avoidance of doubt, reference to the “Land” shall mean and include in each case all of the applicable Seller’s rights, titles, benefits, development rights, mineral and water rights, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of such Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Leased Property” shall mean all items of Tangible Personal Property leased by Seller, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
“Liens” shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, option, right of first refusal, right of first offer or other security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.
“Losses” shall have the definition ascribed to such term in Section 10.12(a)(i) hereof.

“Management Agreement” shall mean, individually or collectively, as the context may require, the management agreement and related agreements between each respective Operating Lessee and each Manager for the management or operation of the applicable Hotel.
“Manager” shall mean, individually or collectively, as the context may require, Remington or a Third Party Manager.
“Material Casualty” shall mean, with respect to each Hotel, any damage to all or a portion of the Property by fire or other casualty that, (i) in the reasonable judgment of an independent third party selected by Seller (and reasonably acceptable to Purchaser) in accordance with Section 8.1(d) is expected to cost in excess of seven and one-half percent (7.5%) of the Purchase Price to repair or require more than 180 days to repair, or (ii) in Purchaser’s reasonable judgment, materially and adversely affects the operations at or access to the Property or parking on the Hotel.
“Material Casualty Removal” shall have the definition ascribed to such term in Section 8.1(c) hereof.
“Material Condemnation” shall mean, with respect to each Hotel, a taking or threatened taking that (i) results in a loss of more than seven and one-half percent (7.5%) of the aggregate square footage of the Hotel, (ii) in Purchaser’s reasonable judgment, materially and adversely affects the operations at or access to the Hotel or parking on the Hotel or (iii) otherwise adversely impacts the value of such Property by more than seven and one-half percent (7.5%) of the Purchase Price.
“Material Condemnation Removal” shall have the definition ascribed to such term in Section 8.2(b) hereof.
“Material Contract” shall have the definition ascribed to such term in Section 3.5 hereof.
“Members Club” shall mean, with respect to the Ritz Carlton Sarasota, collectively, the private members club operated on the Sarasota Beach Land, Sarasota Hotel Land, Sarasota Golf Land, and the facilities located thereon.
“Members Club Initiation Fees” shall mean the fee payable by a prospective member of the Members Club for the purchase of a membership in the Members Club.
“Members Club Monthly Dues” shall mean the monthly dues payable by members of the Members Club pursuant to the Membership Agreements.
“Members Club Agreements” shall mean with respect to the Ritz Carlton Sarasota, the membership agreements and applications between Sarasota Seller, Sarasota Operating Lessee or the Third Party Manager for the Ritz Carlton Sarasota and the members of the Members Club as well as the membership plan and rules and regulations governing membership in the Members Club which together describe the license permitting members to use the golf course and other facilities of the Members Club, whether or not such agreements have been or are designed to be executed by the parties thereto, including those certain agreements described on Schedule 4 attached hereto and incorporated herein by reference.
“Monetary Title Encumbrances” shall mean any title encumbrance or lien encumbering a Property which are comprised of (a) taxes to the extent due and payable or delinquent, (b) mortgages, deeds of trust and security agreements, and any documents recorded in connection therewith, including, without limitation, any assignment of leases and rents and UCC financing statement, if the same is not assigned to Purchaser’s lender pursuant to Section 6.14 hereof, (c)(i) notices of commencements solely to the extent encumbering the Ritz Carlton Sarasota except to the extent relating to work commenced by the Third Party Manager, and (ii) any construction, mechanics, materialman’s lien filed in connection with work performed by or for Seller or Remington, except to the extent in each case relating to work assumed by Purchaser to the extent Purchaser receives a credit therefor, (d) liens securing a monetary amount granted or expressly consented to by Seller or a Manager, and (e) liens arising from judgments or pending litigation, or other liens or charges in a fixed sum (or capable of computation as a fixed sum) for indebtedness or obligations which were created by, through or under Seller or any of its Affiliates, or expressly assumed by Seller, any of its Affiliates or a Manager, whether or not in dispute, and that may be removed by the payment of a sum of money.
“Natural Hazard Area” shall have the definition ascribed to such term in Section 10.22 hereof.
“Natural Hazard Disclosure Law” shall have the meaning ascribed to such term in Section 10.22 hereof.
“Natural Hazards Disclosure Statement” shall have the definition ascribed to such term in Section 10.22 hereof.
“Natural Hazards Report” shall have the definition ascribed to such term in Section 10.22 hereof.
“New Title Matter” shall have the meaning ascribed to such term in Section 2.6(b) hereof.
“New Title Matter Objection Notice” shall have the meaning ascribed to such term in Section 2.6(b) hereof.
“Occupancy Agreements” shall mean all leases, licenses, concession agreements and occupancy agreements in effect with respect to the Real Property and/or Hotel under which any tenants, licensees or concessionaires (but not Hotel guests as Hotel guests only) have the right to occupy or otherwise use space upon the Real Property, including any leases or licenses for antennae and related equipment, and including all amendments, modifications, extensions and renewals thereof and all guarantees delivered in connection therewith; but excluding any Advance Bookings, the Bardessono Ground Lease, the Sarasota Lawn Lease and the Operating Leases.

“Operating Agreements” shall mean all service, supply, maintenance, construction, management, capital improvement, parking, golf reservation, tennis or other amenities access, member club, membership club agreement, membership plan, Intellectual Property, license, cost sharing, rental program, revenue management, shared facility and other agreements or contracts in effect with respect to the Property or the ownership, construction, operation, or maintenance of the Property, including the Bardessono License Agreement, the Workforce Housing Agreement and the Members Club Agreements (but not including the Bardessono Ground Lease, any Affiliate Agreements not set forth on Schedule 6.13 attached hereto, the Advance Bookings, the Advance Booking Deposits, the Sarasota Lawn Lease, Occupancy Agreements, Leased Property Agreements, the Operating Leases and the Management Agreements).
“Operating Lease” shall mean, individually or collectively, as the context may require, those certain lease agreements between each applicable Property Owner and each applicable Operating Lessee with respect to the applicable Property.
“Operating Lessee” shall have the meaning ascribed to such term in Preamble hereof.
“Outside Closing Date” shall have the meaning ascribed to such term in Section 7.1 hereof.
“Owner Agreement” shall mean the Sarasota Owner Agreement.
“Owner Party” or “Owner Parties” shall have the meaning ascribed to such terms in Section 2.5(d) hereof.
“Owner’s Title Policy” shall mean, with respect to each Real Property, an ALTA owner’s or leasehold owner’s policy of title insurance, as applicable, issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s fee simple title to, or leasehold estate in, such Real Property, as the case may be, in each case subject only to Permitted Title Exceptions, and insures Purchaser in the amount of the Total Purchase Price Allocation with respect to each such Property so insured. It is understood that Purchaser may request extended coverage and a number of endorsements to the Owner’s Title Policy; however, the issuance of such extended coverage and endorsements shall not be conditions to Closing for Purchaser’s benefit.
“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property reflected on the Title Commitment and the Survey as of the Effective Date, other than as set forth in the Title Matters Schedule, and on an updated Title Commitment or Survey to the extent deemed to be “Permitted Exceptions” pursuant to Section 2.6 hereof; provided, that, in no event shall any Monetary Title Encumbrance or Post-Effective Date Voluntary Encumbrance be, or be deemed, a Permitted Exception hereunder unless approved by Purchaser in writing. Notwithstanding anything to the contrary contained herein, (i) with respect to The Bardessono, the Bardessono Ground Lease Assignment to be filed in connection with Closing and (ii) with respect to the Ritz Carlton Sarasota, the Assignment of Ritz Sarasota Lawn Lease to be filed in connection with Closing and the Existing Mortgage Assignment, if applicable, pursuant to Section 6.14, in each case shall each be deemed a Permitted Title Exception.

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity.
“Personal Information” shall mean data or information that constitutes “personal information”, “personal data”, “personal health information”, “personally identifiable information” or any other similar term as defined under Applicable Law. For the avoidance of doubt, Personal Information shall include payment, billing, and other information relating to the activities of past, current or prospective guests of or visitors to the Hotels.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
“Post-Effective Date Voluntary Encumbrance” shall have the meaning ascribed to such term in Section 2.6(a) hereof.
“Pre-Signing Deposit” shall have the meaning ascribed to such term in Section 2.4 hereof.
“Privacy Requirements” shall mean any Applicable Laws, binding industry or self-regulatory standards and public or posted policies, in each case, relating to the collection, use, disclosure, protection or the processing (as defined in Applicable Laws) of Personal Information.
“Property” shall mean collectively the Real Property and Personal Property.
“Property Owner” shall have the meaning ascribed to such term in Preamble hereof.
“Property Removal” shall mean, individually or collectively, as the context requires, (i) a Title Defect Removal, (ii) a Bardessono Ground Lease Removal, (iii) a Voluntary/Monetary Encumbrance Removal, (iv) a Material Casualty Removal, (v) a Material Condemnation Removal or (vi) a Yountville Workforce Housing Agreement Removal.
“Prorations and Adjustments Schedule” shall have the meaning ascribed to such term in Section 7.6(w)(i) hereof.
“Protective Covenants” shall have the meaning ascribed to such term in the definition of “Declarations” herein.
“Purchaser’s Lender” shall have the meaning ascribed to such term in Section 5.2(h) hereof.
“Purchase Price” shall mean $437,500,000.00, as the same may be reduced in accordance herewith, and payable in the manner described in Section 2.2 hereof.
“Purchase Price Allocation” shall have the meaning ascribed to such term in Section 2.2(c) hereof.

“Purchaser” shall have the meaning ascribed to such term in Preamble hereof.
“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.12(a)(i) hereof.
“Purchaser Parties” shall have the meaning ascribed to such term in Section 2.5(a) hereof.
“Put Right” shall mean the Bardessono Ground Lessor’s right to require the Bardessono Seller to purchase the Bardessono Ground Lessor’s interest in accordance with Section 23 of the Bardessono Ground Lease for the fair market value of the Ground Lessor’s fee simple interest in the Bardessono Land as determined in accordance with the Bardessono Ground Lease.
“Put Right Waiver” shall have the meaning ascribed to such term in Section 2.2(d)(i) herein.
“Real Property” shall mean the Land and the Improvements with respect to the Hotel.
“REAs” shall have the meaning ascribed thereto in Section 3.21 hereof.
“Refundable Members Club Deposits” shall have the meaning ascribed thereto in Section 3.22 hereof.
“Released Claim” shall have the meaning ascribed thereto in Section 10.23(a) hereof.
“Releasees” shall have the meaning ascribed thereto in Section 10.23(a) hereof.
“Remington” shall mean Remington Lodging & Hospitality, LLC, a Delaware limited liability company, or its applicable Affiliate.
“Remington Management Agreement” shall mean, individually or collectively, as the context requires, (i) that certain Amended and Restated Braemer Hotel Master Management Agreement, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc. and Remington Lodging & Hospitality, LLC, dated as of August 8th, 2018, as amended by that certain Addendum to Hotel Master Management Agreement, dated as of July 9, 2015 and that certain Addendum to Hotel Master Management Agreement, dated as of May 11, 2017, (ii) that certain Braemar Master Project Management Agreement, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc., Project Management LLC, Braemar Hospitality Limited Partnership, dated as of August 8, 2018, as amended, supplemented or otherwise modified by (a) that certain Addendum to Braemar Master Project Management Agreement, by and among Braemar TRS Corporation, Premier Project Management LLC, and Ashford TRS Yountville II LLC, dated as of January 19, 2019, with respect to Hotel Yountville, (b) that certain Addendum to Braemar Master Project Management Agreement, by and among Braemar TRS Corporation, Premier Project Management LLC, and Ashford TRS Sarasota LLC, dated as of January 19, 2019, with respect to Ritz Carlton Sarasota, (c) that certain Addendum to Braemar Master Project Management Agreement, by and among Braemar TRS Corporation, Premier Project Management LLC, and

Ashford TRS Yountville LLC, dated as of January 19, 2019, with respect to Bardessono, (d) that certain Amendment No. 1 to the Braemar Master Project Management Agreement, by and among Braemar Hospitality Limited Partnership, Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc., and Premier Project Management LLC (f/k/a Project Management LLC), dated and effective as of May 28, 2021, and (e) that certain Amendment No. 2 to the Master Project Management Agreement, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc., Premier Project Management LLC, and Braemar Hospitality Limited Partnership, dated and effective as of February 12, 2024, and (iii) any other agreement in respect of the management or operation of the Property with Remington, in each case, together with any amendments, amendment and restatements or other modifications or supplements thereto.
“Requested Estoppel Certificates” shall mean estoppel certificates (i) from the counterparties (other than Seller) to the agreements set forth on and identified as Requested Estoppels on Exhibit I, (ii) to the extent not a Required Estoppel Certificate, from any Association, and (iii) to the extent not a Required Estoppel Certificate, from the counterparties (other than Seller) to any REA, in each case, in the form prepared and requested by Purchaser.
“Required Estoppel Certificates” shall mean estoppel certificates from the counterparties (other than Seller) to the agreements set forth on and identified as Required Estoppels on Exhibit J, in each case, (a) in substantially the applicable form set forth in Exhibits J-1 to J-3, or as is otherwise approved by Purchaser in its sole discretion, provided, Purchaser shall be deemed to have approved any revisions from the applicable certifying party not inconsistent with the requirements in the underlying document, and (b) otherwise in compliance with the terms and conditions of Section 6.8 hereof.
“Reserve Accounts” shall mean any reserve accounts maintained under the Third Party Management Agreements, including without limitation, FF&E reserve accounts, tax reserve accounts and capital expenditure reserve accounts (but for the avoidance of doubt, excluding any security deposits held by a Third Party Manager, whether or not held in any such Reserve Accounts).
“Retail Merchandise” means all of Seller’s right, title and interest in all merchandise located at the Property and held for sale to guests and customers thereof as of the Cut-Off Time, or on order as of the Cut-Off Time, for future sale at the Property following the Cut-Off Time.
“Ritz Carlton Sarasota” shall have the meaning ascribed to such term in the Recitations.
“Ritz Carlton Sarasota Management Agreement” shall have the meaning ascribed to such term in Schedule 3.10 hereof.
“Rooms Ledger” shall mean any and all charges accrued to the open accounts of any guests or customers at any Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Property, any restaurant, bar or banquet services, golf course, or any other goods or services provided to such guests or customers by or on behalf of Seller (or the applicable Manager on behalf of Seller).

“Sanctioned Country” shall mean any country or region that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo or country-wide sanctions program under Sanctions Laws (including, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Kherson and Zaporizhzhia, and, prior to July 1, 2025, Syria).
“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Consolidated Screening List, the U.S. Department of Commerce’s Bureau of Industry and Security lists (including, without limitation, the Entity List) or any similar list maintained by the U.S. Department of State, the European Union (or any of its member states), His Majesty’s Treasury of the United Kingdom, the United Nation’s Security Council, or any other Governmental Authority with jurisdiction over Seller; (ii) any Person located, organized or ordinarily resident in a Sanctioned Country; (iii) the government of a Sanctioned Country; or (iv) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) through (iii).
“Sanctions Laws” shall mean all U.S. and non U.S. laws, rules and regulations relating to economic or trade sanctions and export laws, including those administered or enforced by the United States (including by OFAC, the Bureau of Industry and Security, or the U.S. Department of State), the European Union (or any of its member states), His Majesty’s Treasury of the United Kingdom, the United Nations Security Council, or any other relevant Governmental Authority with jurisdiction over Seller.
“Sarasota Beach Land” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Beach Parcel” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Golf Land” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Golf Parcel” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Hotel Land” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Hotel Parcel” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Interim Management Agreement” shall have the meaning ascribed to such term in Schedule 8.6-3 hereof.
“Sarasota Lawn Land” has the meaning ascribed to such term in the Recitations.
“Sarasota Lawn Lease” shall mean that certain Lease Agreement dated as of September 6, 2000, between Lawrence Pointe Condominium Association, Inc. and SLAB Members Club, L.L.C., an Oklahoma limited liability company Memorandum and Confirmation of Lease of which was recorded March 23, 2005 in Official Records Instrument No. 2005058860, as assigned to SLAB, L.L.C., an Oklahoma limited liability company, by Assignment and Assumption of Lease Agreement dated as of December 31, 2011, as assigned to Sarasota Seller by Assignment and Assumption of Lease dated as of April 3, 2018, recorded at Official Records Instrument No. 2018045419, of the Public Records of Sarasota County, Florida, as amended by that certain First Amendment to Lease dated July 23, 2024, by and between Lawrence Pointe Condominium Association, Inc. and Sarasota Seller.
“Sarasota Lawn Lease Assignment and Assumption Agreement” shall mean that certain assignment and assumption agreement in substantially the form attached hereto as Exhibit B-2 whereby the Sarasota Seller assigns, and Purchaser assumes, all of its right, title and interest in and to the Sarasota Lawn Lease.
“Sarasota Lawn Leasehold Estate” shall mean the real property leasehold interest held by Sarasota Seller in and to the Sarasota Lawn Land granted under the Sarasota Lawn Lease.
“Sarasota Owner Agreement” shall mean that certain Owner Agreement by and among Sarasota Seller, Sarasota Operating Lessee and Ritz Carlton Sarasota Manager dated as of April 4, 2018.
“Sarasota Residential Land Seller” shall have the meaning ascribed to such term in Preamble hereof.
“Sarasota Residential Land” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Residential Land Parcel” shall have the meaning ascribed to such term in the Recitations.
“Sarasota Seller” shall have the meaning ascribed to such term in Preamble hereof.
“Seller” shall have the meaning ascribed to such term in Preamble hereof.
“Shareholder Litigation” shall have the meaning ascribed to such term in Section 5.2(h) hereof.
“Submission Matters” shall have the meaning ascribed to such term in Section 2.5(b) hereof.
“Survey” shall mean those certain surveys set forth on Exhibit H-1 attached hereto.
“Tangible Personal Property” shall mean the items of tangible personal property including, but not limited to, all furniture, fixtures, equipment, machinery, artwork, vehicles, golf carts, tools, supplies, appliance, Inventory, Retail Merchandise and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) which are now, or may hereafter prior to the Closing Date be, located at the Hotel or are used solely in connection with the operation, use or maintenance of the Property owned by Seller or any Affiliate thereof (including Remington), including all such items held for future use in off-site storage (including the gym equipment purchased for The Bardessono), and owned by Seller or Remington, and all of Seller’s and Remington’s right, title, and interest in and to all such personal property leased by Seller or Remington, or on behalf of Seller or Remington, to the extent such lease is an Assumed Contract, which are now, or may hereafter prior to the Closing Date be used (or held for future use) in connection with the Property, or placed in or attached to any Property.
“Tax” means any taxes, assessments, fees, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, net proceeds, alternative or add on minimum, ad valorem, real property, personal property (tangible and intangible), value added, sales, fees, contributions, tariffs, charges, use, excise, duty, escheat, franchise, state aid, transfer, stamp, documentary, withholding, social security (or similar), unemployment, disability, payroll, employment, para-fiscal contributions, severance, production, estimated, or other taxes, assessments, and charges, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Return” shall mean any return, declaration, report, claim for refund, information return, statement, schedule, notice, form or other information relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Contracts” shall mean, collectively, (i) the Remington Management Agreements, (ii) the Operating Leases, (iii) any other Affiliate Agreements, except to the extent set forth on Schedule 6.13 attached hereto, (iv) the Owner Agreements (unless assumed by Purchaser) and (v) all Operating Agreements and Leased Property Agreements other than the Assumed Contracts.
“Third Party Management Agreement” shall mean the Ritz Carlton Sarasota Management Agreement.
“Third Party Manager” shall mean the Manager under a Third Party Management Agreement.
“Third Party Manager ROFOs” shall mean the right of first opportunity granted to the Third Party Manager under the Ritz Carlton Sarasota Management Agreement pursuant to Section 12.2 of the Ritz Carlton Sarasota Management Agreement.
“Title Affidavit” shall have the meaning ascribed to such term in Section 2.6(c).
“Title Commitment” shall mean the title commitments and exception documents defined as such in Section 2.6(a).
“Title Company” shall mean Chicago Title Insurance Company, or such other title insurance underwriter mutually agreeable between Seller and Purchaser.

“Title Defect Removal” shall have the meaning ascribed to such term in Section 2.6(b) hereof.
“Title Matters Schedule” shall have the meaning ascribed to such term in Section 2.6(a) hereof.
“Total Purchase Price Allocation” means, with respect to a Property, the Purchase Price Allocation identified on Schedule 2 in the “Total” line for such Property.
“Velocity Agreement” shall mean that certain Velocity Communications Deployment, Operations and Service Agreement, dated July 23, 2024, by and between Velocity, a Managed Services Company, and Remington Hospitality.
“Violations” shall mean all violations of Applicable Law relating to the Property now or hereafter issued or noted, including but not limited to (i) any open or expired building permits, (ii) building, zoning or fire code violations, and (iii) insufficient or missing parking or parking striping necessary to comply with zoning requirements under Applicable Law, and any fines or penalties associated with each of the foregoing.
“Voluntary Encumbrance” shall mean any title exception affecting the Property that is voluntarily granted or created by, through or under Seller; provided, however, that the term “Voluntary Encumbrances” as used in this Agreement shall not include any Permitted Exceptions.
“Voluntary/Monetary Encumbrance Release” shall have the meaning ascribed to such term in Section 2.6(a) hereof.
“Voluntary/Monetary Encumbrance Removal” shall have the meaning ascribed to such term in Section 2.6(a) hereof.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws.
“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties, if any, issued to Seller or any Affiliate of Seller relating to the Improvements or the Tangible Personal Property or any part thereof.
“Workforce Housing Agreement” shall mean that certain Workforce Housing Agreement dated March 31, 2006, by the Town of Yountville and Gateway Mobilehome Park, LLC, recorded on May 3, 2006, as Recording No. 2006-0015542 all of the Public Records of Napa County, California, as assigned to Yountville Seller pursuant to that certain Assignment of Workforce Housing Agreement recorded on May 17, 2017, as Recording No. 2017-0011400 all in the Official Records of Napa County, California.
“Workforce Housing Agreement Consent” shall have the meaning ascribed to such term in Section 2.2(e)(i) herein.

“Workforce Housing Agreement Consent Right” shall have the meaning ascribed to such term in Section 2.2(e)(i) herein.
“Yountville” shall have the meaning ascribed to such term in the Recitations.
“Yountville Land” shall have the meaning ascribed to such term in the Recitations.
“Yountville Liquor License” shall mean liquor license no. 581750 issued by the ABC and held by the Yountville Operating Lessee.
“Yountville Seller” shall have the meaning ascribed to such term in Preamble hereof.
“Yountville Workforce Housing Agreement Removal” shall have the meaning ascribed to such term in Section 2.2(e)(ii) herein.

ARTICLE II.

PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE
2.1.    Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price on the Closing Date in accordance with and subject to the other terms and conditions set forth herein. Each of Purchaser and Seller acknowledges and agrees that this Agreement concerns the purchase and sale of all of the Property and that the purchase and sale of each individual Property is an integral, interdependent, and non-severable part of a single, unified transaction and any termination of this Agreement by Purchaser shall be deemed a termination with respect to each and every Property, except as otherwise expressly set forth in this Agreement.
2.2.    Payment of Purchase Price. The Purchase Price shall be paid to Seller upon the Closing in the following manner:
(a)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the Deposit, and the Escrow Agent shall deliver the Deposit to Seller at Closing.
(b)    Purchaser shall pay the balance of the Purchase Price, subject to the adjustments, prorations and credits, including as specified in Article VII, any reduction in the Purchase Price as a result of Purchaser’s exercise of a Property Removal, and as otherwise adjusted as set forth herein, (the “Purchase Price Balance”) to Seller at Closing. The parties understand that prior to Closing, Purchaser shall make a wire transfer of immediately available federal funds in the amount of the Purchase Price Balance to the account of the Escrow Agent no later than 1:00 P.M., Dallas time on the Closing Date and Escrow Agent shall hold such funds subject to Closing.

(c)    Seller and Purchaser agree that the Purchase Price shall be allocated among the Real Property, the Tangible Personal Property and the Intangible Personal Property comprising each individual Property as set forth on Schedule 2 (the “Purchase Price Allocation”), attached hereto; provided, that, any such allocations not set forth on Schedule 2 as of the Effective Date shall be determined and proposed by Purchaser, in its sole discretion, and upon Purchaser’s notice to Seller of such allocations (including any updates thereto as Purchaser may deliver to Seller by notice hereunder), Schedule 2 shall be deemed amended to reflect such allocations. Seller and Purchaser agree that the Purchase Price Allocation shall control and be binding for purposes of determining any Transfer Taxes levied in connection with the transfer of the Property (including, without limitation, documentary stamp tax and surtax on the deed, if any). Seller and Purchaser shall each be entitled to report Tax allocations separately for all other Tax purposes. Except as set forth above, no amendment to the Purchase Price Allocations set forth on Schedule 2 as of the Effective Date shall be effective without the written consent of Purchaser and Seller; provided, however, in no event shall the Total Purchase Price Allocation for Bardessono be less than the Total Purchase Price Allocation therefor on Schedule 2 (i.e., $69,000,000.00).
(d)    Bardessono Ground Lease Closing Conditions.
(i)    The parties acknowledge that, pursuant to the Bardessono Ground Lease, the Bardessono Ground Lessor has (A) the Put Right and (B) a consent right over the transactions contemplated herein with respect to the transfer of the Bardessono Ground Lease Estate and the assignment of the lessee’s interest in the Bardessono Ground Lease, to the Purchaser (including the form of the Bardessono Ground Lease Assignment and Assumption Agreement, the termination of the Operating Lease between the Bardessono Seller and the Bardessono Operating Lessee, and Purchaser’s entrance into a replacement operating sublease) (collectively, the “Bardessono Ground Lease Consent Right”). Prior to the Effective Date, Bardessono Seller prepared and sent a request for consent and waiver with respect to the Bardessono Ground Lease Consent Right and the Put Right, together with the form of Bardessono Ground Lease Assignment and Assumption Agreement, in each case in the form reviewed and approved by Purchaser prior to the date hereof, and Seller shall use commercially reasonable efforts to obtain (A) the consent of the Bardessono Ground Lessor to each of the matters set forth in the Bardessono Ground Lease Consent Right, which shall be or remain effective as of the Closing Date (which, for the avoidance of doubt, may not be conditioned, without Purchaser’s prior written consent, on the termination or modification of the Bardessono License Agreement, the payment by Purchaser of any cost or fee to the Bardessono Ground Lessor or its representatives in excess of $15,000.00 (in the aggregate), any amendment or modification to the Bardessono Ground Lease (provided, however, that, if required by the Bardessono Ground Lessor in order to provide the Bardessono Ground Lessor Consent, Purchaser agrees to enter into an amendment to the Bardessono Ground Lease at Closing, in such form as is reasonably agreed to between Purchaser and Bardessono Ground Lessor, requiring the tenant to deliver quarterly reporting of gross room revenue, gross hotel revenue, the occupancy rate and the average daily rate; provided, that, Purchaser shall have no obligation to agree to, or otherwise enter into, any other amendment to the Bardessono Ground Lease hereunder (including in connection with the parties’ efforts to obtain the Bardessono Ground Lessor Consent)), or the incurrence by Purchaser of any other liability other than as expressly contemplated in the form of Bardessono Ground Lease Assignment and Assumption Agreement delivered to the Ground Lessor prior to the date hereof and attached hereto as Exhibit B-1) (the “Bardessono Ground Lessor Consent”), and (B) a waiver from the Bardessono Ground Lessor of the Put Right (the “Put Right Waiver”).
(ii)    In the event the Bardessono Ground Lessor chooses to (A) withhold the Bardessono Ground Lessor Consent or (B) exercise its Put Right in accordance with the terms of the Ground Lease, then in either case, Purchaser shall have the right, at Purchaser’s option exercisable in its sole discretion, to either (x) elect for the Bardessono (including, for the avoidance of doubt, the Real Property and the Personal Property comprising such Property) to be removed from this Agreement, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for The Bardessono will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to the Bardessono, except those that survive a termination of this Agreement (a “Bardessono Ground Lease Removal”), or (y) terminate this Agreement in its entirety by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement.
(e)    Yountville Workforce Housing Agreement Closing Condition.
(i)    The parties acknowledge that, pursuant to the Workforce Housing Agreement, the Town of Yountville has a consent right over the assignment of the Workforce Housing Agreement to Purchaser (the “Workforce Housing Agreement Consent Right”). Prior to the Effective Date, Yountville Seller prepared and sent a request for consent to the Town of Yountville in the form reviewed and approved by Purchaser, and Seller shall use commercially reasonable efforts to obtain the consent of the Town of Yountville to the assignment of the Workforce Housing Agreement to Purchaser, which consent shall be or remain effective as of the Closing Date (which, for the avoidance of doubt, may not be conditioned, without Purchaser’s prior written consent, on the payment by Purchaser of any cost or fee to the Town of Yountville or its representatives in excess of $15,000.00 (in the aggregate), any amendment or modification to the Workforce Housing Agreement, or the incurrence by Purchaser of any other liability other than as expressly contemplated in the form of Workforce Housing Agreement Assignment attached hereto as Exhibit K) (the “Workforce Housing Agreement Consent”).
(ii)    In the event the Town of Yountville chooses to withhold the Workforce Housing Agreement Consent, Purchaser shall have the right, at Purchaser’s option exercisable in its sole discretion, to either (x) elect for Yountville (including, for the avoidance of doubt, the Real Property and the Personal Property comprising such Property) to be removed from this Agreement, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for Yountville will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to Yountville, except those that survive a termination of this Agreement (a “Yountville Workforce Housing Agreement Removal”), or (y) terminate this Agreement in its entirety by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement.
2.3.    Withholding. Purchaser shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable law, provided that Purchaser acknowledges that no withholding shall be required in connection with the Closing hereunder if Seller provides Purchaser with a duly executed and valid IRS Form W-9 in accordance with Section 7.2(e), except to the extent there has been a change in law enacted after the Effective Date that shall affect withholding requirements, in which event Purchaser shall use reasonable efforts to notify Seller prior to Closing and reasonably cooperate with Seller to determine any manner in which such withholding can be eliminated or reduced. To the extent amounts are so withheld by Purchaser and paid over to the proper Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding were made.
2.4.    Deposit. Seller and Escrow Agent each acknowledge that, prior to the Effective Date, Purchaser delivered to Escrow Agent, in escrow, a portion of the Deposit in the sum of Five Million Five Hundred Fifty Thousand and No/100 Dollars ($5,550,000.00) (the “Pre-Signing Deposit”) pursuant to a sole order escrow agreement with the Escrow Agent (“Purchaser’s Sole Order Escrow”). Purchaser hereby agrees that, (i) as of the Effective Date, Purchaser’s Sole Order Escrow is terminated and the Pre-Signing Deposit shall become part of the Deposit under this Agreement, (ii) within five (5) Business Days following the Effective Date, Purchaser shall deliver to Escrow Agent a wire transfer or cashier’s or certified check in the sum of Three Million Two Hundred Thousand and No/100 Dollars ($3,200,000.00) (the “Deposit Balance”, and together with the Pre-Signing Deposit, and any interest accrued thereon and on the Deposit Balance, collectively, the “Deposit”), and (iii) Escrow Agent is hereby instructed to hold the Deposit (including, for the avoidance of doubt, the Pre-Signing Deposit) in accordance with and subject to the terms of this Agreement. If Purchaser fails to timely deposit the Deposit Balance with Escrow Agent within the five (5) Business Day period contemplated in clause (ii) above, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Agreement by written notice to Purchaser at any time before the Deposit Balance is delivered to Escrow Agent, in which event the Pre-Signing Deposit shall be paid to Seller and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement. The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Seller and Purchaser at money market rates, or in such other investments as shall be approved in writing by Seller and Purchaser. The Deposit shall be held and disbursed by Escrow

Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Deposit shall become part of the Deposit. The Deposit shall be non-refundable to Purchaser, and fully earned by Seller, as of the date the Deposit is delivered to Escrow Agent except as expressly provided herein. The Deposit shall be either (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto.
2.5.    Inspections.
(a)    Purchaser and its Affiliates, agents, contractors, auditors, engineers, attorneys, employees, consultants, architects, financial advisors and other representatives and its actual and potential lessees, partners, investors and lenders (and such lessees’, partners’, investors’ and lenders’ respective agents and employees) (collectively, “Purchaser Parties”) shall have the right, until Closing or the earlier termination of this Agreement, to enter upon the Real Property upon not less than two (2) business days prior notice to Seller (which notice may be by email to Adam Tegge (ategge@ashfordinc.com), and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate. Except as otherwise expressly provided for herein, Purchaser Parties shall have no discussions, correspondence, or other contact with any Hotel Employees unless coordinated in advance with Seller, and shall not solicit for employment any Hotel Employees except for employment at the applicable Hotels in accordance with Section 6.5.
(b)    Purchaser acknowledges its receipt of the due diligence materials set forth on the Data Site as of the Effective Date. Seller shall, promptly upon request by Purchaser, make available to Purchaser on the Data Site, such additional due diligence materials which are in Seller’s possession or control relating to the Property and the operation thereof which are reasonably requested by Purchaser from time to time. All documents and materials provided by Seller to Purchaser pursuant to this Agreement (including, without limitation, any and all documents and materials set forth on the Data Site), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Submission Matters”. Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that the Submission Matters are provided without warranty or representation whatsoever.
(c)    If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly deliver to Seller or destroy all copies of all the Submission Matters delivered to Purchaser or Purchaser Parties by Seller; provided, that, Purchaser and the Purchaser Parties may retain copies of such information necessary to comply with internal record keeping policies and subject to the terms of Section 8.5 hereof. The provisions of this Section 2.5(c) shall survive the termination of this Agreement.
(d)    Purchaser shall indemnify, hold harmless and defend Seller and Manager, and each of their subsidiaries, affiliate and parent companies, the respective successors and assigns of each of them, and the officers, directors, partners, members, shareholders, employees and agents of each of the foregoing (each, an “Owner Party”, and collectively, the “Owner Parties”), from and against any Losses to the extent arising from the acts at or upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of any of them, but excluding any such Losses to the extent caused by the negligence, or reckless or willful misconduct of any Owner Party; provided, however, that (i) in no event shall Purchaser be liable for punitive, consequential or special damages or for any diminution of value, and (ii) the foregoing indemnity shall not apply to any Losses suffered or incurred as a result of the mere discovery of any pre-existing condition on the Property or any conditions existing on or at the Property prior to Purchaser or any Purchaser Party’s entry on the Property (other than to the extent that Purchaser or a Purchaser Party exacerbate the same). Purchaser understands and agrees that any on-site inspections of the Property shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller and/or Manager shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed and may be subject to reasonable terms and conditions as may be proposed by Seller; provided, that the foregoing shall not prohibit Purchaser and any applicable Purchaser Party from entering the Property and conducting customary Phase I testing and inspections. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; provided, however, that the foregoing shall not apply to restoring or remediating any pre-existing condition at the Property or any portion thereof except to the extent the same is exacerbated by Purchaser or a Purchaser Party; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser or Purchaser Parties on or related to the Property. All contractors and others performing any tests and studies on the Property who are not covered under Purchaser’s applicable insurance, or if covered under Purchaser’s applicable insurance, Purchaser, shall first present to Seller (i) a certificate of commercial general liability insurance naming the applicable Sellers and Manager as additional insured parties and with insurance limits of not less than $1,000,000.00 per occurrence/$2,000,000.00 aggregate for personal injury, including bodily injury and death and property damage limits and coverage in such amount and (ii) evidence of worker’s compensation insurance in compliance with applicable statutory requirements. The provisions of this Section 2.5(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.
2.6.    Title Matters.
(a)    Purchaser has received and reviewed copies of (i) those certain ALTA Commitments for Title Insurance issued by the Title Company covering the Real Property as set forth on Exhibit H-2 attached hereto together with legible copies (to the extent such legible copies are available) of all documents identified in each such title insurance commitment as exceptions to title (each, a “Title Commitment” and collectively, the “Title Commitments”), and (ii) the Surveys. Notwithstanding anything herein to the contrary and without requiring any notice or objection from Purchaser, Seller shall cause the Title Company to issue its title policy for each Property without exceptions for, and shall cause to be removed of record, (i) any Voluntary Encumbrance created by Seller on or after the Effective Date (each, a “Post-Effective Date Voluntary Encumbrance”), and (ii) any Monetary Title Encumbrances by either (A) paying and discharging or (B) bonding against in a manner legally sufficient to cause to be released (individually and collectively, a “Voluntary/Monetary Encumbrance Release”). Seller’s failure to cause a Voluntary/Monetary Encumbrance Release or otherwise cure any other matter that Seller has agreed to cure in accordance with this Section shall be a Seller default hereunder. For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Voluntary/Monetary Encumbrance Release with respect to any such Post-Effective Date Voluntary Encumbrance or Monetary Title Encumbrances at the Closing. Except for such matters as Seller has elected or is required to cure pursuant to, or as otherwise specifically required in, this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any matters shown on any such Survey or identified in the Title Commitments that Purchaser is unwilling to accept. If Seller is unable to obtain a Voluntary/Monetary Encumbrance Release for any Post-Effective Date Voluntary Encumbrances or Monetary Title Encumbrance by the Closing Date, Purchaser may elect either (1) to proceed to Closing, in which case Purchaser shall have the right, at Purchaser's election, in addition to all other remedies available to Purchaser, to remove any Voluntary/Monetary Title Encumbrances and to deduct the amounts necessary to effectuate such cure from the Purchase Price, (2) to exercise its remedies for a default by Seller under Section 9.1, or (3) to terminate this Agreement with respect to the applicable Property, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for such Property will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to such Property, except those that survive a termination of this Agreement (a “Voluntary/Monetary Encumbrance Removal”). Seller shall not, after the Effective Date, voluntarily subject any of the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion. All matters set forth in the Title Commitments and Surveys as of the Effective Date except (i) to the extent set forth on Schedule 2.6 (the “Title Matters Schedule”), (ii) for any Post-Effective Date Voluntary Encumbrances and (iii) for any Monetary Title Encumbrances, shall all be deemed Permitted Title Exceptions.
(b)    If any new title exceptions are disclosed on an updated Title Commitment or a new or updated Survey for a Property on or after the date of the most recent Title Commitment for the applicable Property, and such matter (i)(x) would reasonably be expected to materially and adversely affect the use, value, financeability or ownership of such Property in Purchaser’s reasonable judgment or (y) is a lien or encumbrance that can be satisfied with the payment of a sum of money, and (ii) was not caused by Purchaser or any Purchaser Parties (each, a “New Title Matter”), Purchaser may deliver a written notice to Seller objecting to any such New Title Matter (each, a “New Title Matter Objection Notice”) within five (5) Business

Days after Purchaser receives a written copy of such New Title Matter (but in all events prior to the Closing). If Purchaser does not timely deliver a New Title Matter Objection Notice with respect to a New Title Matter, such New Title Matter shall be considered a Permitted Exception for all purposes under this Agreement (other than any Post-Effective Date Voluntary Encumbrance or Monetary Title Encumbrance which shall be required to be removed pursuant to Section 2.6(a)). If, for any reason, in its sole and absolute discretion, Seller is willing to take such actions as may be required to remedy any matters which Purchaser has objected to in any New Title Matter Objection Notice, Seller shall deliver written notice thereof to Purchaser; it being understood and agreed that any failure by Seller to deliver such notice within five (5) Business Days after receiving any corresponding New Title Matter Objection Notice (but in all events prior to Closing) shall be deemed an election by Seller not to remedy any such matters. If Seller shall not, or is deemed not to, elect to remedy any New Title Matters as to which Purchaser has objected in any New Title Matter Objection Notice, Purchaser may elect either (i) to terminate this Agreement upon written notice given within two (2) Business Days following receipt of Seller’s election (or deemed election) not to cure such matters, either (A) with respect to the applicable Property, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for such Property will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to such Property, except those that survive a termination of this Agreement (a “Title Defect Removal”), or (B) in its entirety by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement, or (ii) to proceed to Closing, notwithstanding such matter, without any abatement or reduction in the Purchase Price on account thereof, following which such matters shall be considered Permitted Exceptions for all purposes under this Agreement.
(c)    In connection with obtaining the Owner’s Title Policy, Purchaser and Seller, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (i) evidence sufficient to establish (A) the legal existence of Purchaser and Seller and (B) the authority of the respective signatories of Seller and Purchaser to bind Seller and Purchaser, as the case may be, and (ii) a certificate of good standing of Purchaser and Seller. In addition, Seller will, and will cause any Affiliate of Seller required by the Title Company thereunder to, deliver to the Title Company at Closing an owner’s title affidavit, gap indemnity and mechanics lien indemnity substantially in the form attached hereto as Exhibit L (“Title Affidavit”). With respect to any capital expenditures work completed and paid for by Seller prior to Closing, Seller shall also provide copies of lien waivers or such other documents as the Title Company shall reasonably require in order to insure over liens related thereto on the Owner’s Title Policy.
2.7.    Third Party Management Agreements. From and following the Effective Date until the earlier of Closing or the termination of this Agreement, Purchaser shall use diligent efforts, with Seller’s commercially reasonable assistance (including facilitating and participating in phone conferences and meetings with the Third Party Managers), to (i) obtain the written consent of each Third Party Manager to the assignment of the applicable Third Party Management Agreement, which consent may be evidenced by such Third Party Manager executing and delivering the applicable Assignment and Assumption of Management Agreement, and with respect to the Ritz Carlton Sarasota, a termination or assumption of each Owner Agreement, and (ii) obtain a written release of Seller by such Third Party Managers from all obligations under each Third Party Management Agreement and each Owner Agreement to the extent arising from and after the Closing Date.
2.8.    Violations. Seller shall be responsible for any fees, fines or penalties incurred or payable in connection with any Violations affecting the Properties to the extent attributable to the period prior to the Closing Date, and Seller shall indemnify the Purchaser Indemnified Parties from and against any fees, fines or penalties arising therefrom subject to Section 10.12 hereof. This Section 2.8 shall survive the Closing.
ARTICLE III.

SELLER’S REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the following representations and warranties, provided that with respect to all representations and warranties, other than (x) those set forth in Sections 3.1, 3.2, 3.12 and 3.30 and (y) those set forth in Sections 3.3 and 3.7, solely with respect to any circumstances, assertions or claims that would be considered Additional Indemnified Matters (as hereinafter defined) (which in the case of each of the foregoing clauses (x) and (y), shall not be so modified), such representations shall be deemed modified by the following (i) information contained in the Submission Matters as of two (2) Business Days prior to the Effective Date, (ii) information contained in any written engineering report, appraisal, property condition report, environmental report, memorandum, abstract or other similar written report commissioned and received by Purchaser with respect to the Property prior to the Effective Date and (iii) information within Purchaser’s knowledge (as hereinafter defined) prior to the Effective Date:
3.1.    Organization and Power. Each Seller is a limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is qualified to do business and in good standing in each state in which it owns Property or otherwise conducts business in respect of the Property, and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder and to consummate the transactions contemplated hereby.
3.2.    Authorization and Execution. The execution, delivery and performance of this Agreement and the Closing Documents deliverable by Seller and consummation of the transactions contemplated provided for in this Agreement has been or will be as applicable, duly authorized by all necessary action on the part of Seller, and this Agreement has been, and the

Closing Documents to be executed or otherwise delivered by Seller will be, duly executed and delivered by Seller, and constitutes the legal, valid and binding agreement of Seller and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity). Each person executing this Agreement and the Closing Documents on behalf of Seller has the authority to do so.
3.3.    Non-contravention. (a) No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any Person, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement and the Closing Documents by Seller or any of Seller’s obligations in connection with the transactions required or contemplated hereby, and (b) the execution and delivery of, and the performance by Seller of their obligations under, this Agreement, and the sale of the Property, does not and will not contravene, or constitute a default under, any provision of Applicable Law, Privacy Requirement or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.
3.4.    Compliance with Laws. Seller has not received from any Governmental Authority or any other Person written notice of any violation of any provision of Applicable Laws (including, without limitation, Environmental Claims, Environmental Liabilities or violations of Environmental Laws) or Privacy Requirements with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied or dismissed.
3.5.    Operating Agreements; Leased Property Agreements. With respect to (x) the Bardessono and Yountville, (y) the Ritz Carlton Sarasota, to the extent Seller’s consent was required in respect thereof pursuant to a Third Party Management Agreement, and (z) to Seller’s knowledge, the Ritz Carlton Sarasota, to the extent Seller’s consent was not required in respect thereof pursuant to a Third Party Management Agreement, (a) Seller has made available to Purchaser as Submission Matters at least two (2) Business Days prior to the Effective Date true, correct and complete copies of all Material Contracts, (b) each of the Material Contracts are in full force and effect, and (c) except as delivered to Purchaser as Submission Matters at least two (2) Business Days prior to the Effective Date, there are no Material Contracts affecting or binding such Property and the Material Contracts have not been amended, supplemented or otherwise modified. None of Seller, Remington or, to Seller’s knowledge, the Third Party Manager, has given nor received any written notice of breach or default under any Material Contract that has not been cured or rescinded. For purposes hereof, “Material Contract” means any Operating Agreement or Leased Property Agreements that (a) is (i) not terminable as of right and without cause on sixty (60) days’ or less notice without cost or penalty, or (ii) requires payment by, or on behalf of, Seller of more than $50,000.00 with respect to the Property in any calendar year, (b) is material to the business or results of operations of any Property (including, without limitation, the Bardessono License Agreement) or (c) provides for a tax abatement or similar “payment in lieu of taxes” arrangement with respect to any Property. Schedule 3.5 sets forth a true, correct and complete list of all Affiliate Agreements.
3.6.    Casualty; Condemnation Proceedings; Roadways. Seller has received no written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof, and to Seller’s knowledge, there is no, condemnation or eminent domain proceeding pending or threatened in writing against the Property or any part thereof. There is no unrepaired casualty damage at any portion of the Property.
3.7.    Actions or Proceedings. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened in writing against or affecting the Property or Seller in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the ability of Seller to perform its obligations hereunder or under any document to be delivered pursuant hereto, (c) would adversely affect the business, result of operations or operation of the Property as presently conducted, whether prior to or following the Closing, or (d) would create a lien on the Property, any part thereof or any interest therein which would not be discharged at Closing. Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would be reasonably likely to adversely affect (i) the ability of Seller to perform their obligations hereunder, or (ii) the ownership or operation of any Property. Seller has not (i) been served with any court filing in any litigation with respect to the Hotel Employees in which Seller is a named party or (ii) received any written charge, claim, complaint or request for a grievance or arbitration proceeding by any past or current Hotel Employee or Governmental Authority against Seller with respect to any Hotel Employees, in either case which have not been settled with no on-going obligations that would be binding on Purchaser following Closing.
3.8.    Occupancy Agreements. Seller has made available to Purchaser as Submission Matters true, correct and complete copies of all Occupancy Agreements and any modifications or amendments thereto. The Occupancy Agreements have not been further modified or amended. To Seller’s knowledge, there are no Leasing Expenses with respect to the Occupancy Agreements that are unpaid. The Occupancy Agreements are listed on Schedule 3.8. The Occupancy Agreements contain the entire agreement between the relevant landlord and the tenants named therein. To Seller’s knowledge, all parties to the Occupancy Agreements have performed, all of their obligations under the Occupancy Agreements in all material respects, and are not in default thereunder in any material respect. Neither Seller, Remington nor, to Seller’s knowledge, the Third Party Manager has given nor received any written notice of breach or default under any such Occupancy Agreements that has not been cured or rescinded.
3.9.    Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
3.10.    Management Agreements. Schedule 3.10 sets forth a true, correct and complete list of the Third Party Management Agreements. Seller has delivered to Purchaser true, correct and complete copies of all Third Party Management Agreements. No Seller has given or received any written notice of any breach or default under any Third Party Management Agreement which has not been cured, and to Seller’s knowledge, no event has occurred, and no circumstance exists, which would, with the giving of notice or the passage of time or both, constitute a breach or default by any party under any Third Party Management Agreement.
3.11.    Taxes.
(a)    All Tax returns required to be filed by Seller with respect to the Property and operation of the Hotels have been or will be filed when due in accordance with all Applicable Laws.
(b)    All Taxes shown on such Tax returns with respect to the Property and operation of the Hotels have been or will be fully paid in timely fashion or have been accrued for on Seller’s financial statements.
(c)    There is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Property or operation of the Hotels.
(d)    There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Property or operation of the Hotels.
(e)    There are no liens for any Tax on the Property, except for Taxes not yet due and payable.
(f)    With respect to the Property and operation of the Hotels, Seller, Remington or, to Seller’s knowledge, a Third Party Manager, as applicable, has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws.
(g)    With respect to the Property and operation of the Hotels, Seller or Manager have collected all material sales and use Taxes and local option Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or have been furnished properly completed exemption certificates and to Seller’s knowledge, have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(h)    The Property is not subject to any Tax sharing, allocation or indemnification agreement (other than customary provisions of a commercial contract the principal subject of which is not Taxes).
(i)    Seller has not engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) with respect to the Property or operation of the Hotel.
(j)    Except as set forth on Schedule 3.11, Seller has not filed any real estate tax appeals with respect to the Property which remains outstanding.
3.12.    Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets that remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets that remains pending, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
3.13.    Bardessono Ground Lease.
(a)    Neither the Bardessono Seller, the Bardessono Operating Lessee nor Remington has given nor received any written notice of any breach or default under the Bardessono Ground Lease which has not been cured, and to Seller’s knowledge, no event has occurred, and no circumstance exists, which would, with the giving of notice or the passage of time or both, constitute a breach or default by any party under the Bardessono Ground Lease.
(b)    The Bardessono Ground Lease (i) is in full force and effect and (ii) contains the entire agreement between Bardessono Seller and the Bardessono Ground Lessor with respect to the Bardessono Property other than the Bardessono License Agreement. Seller has delivered to Purchaser prior to the Effective Date a true, correct and complete copy of the Bardessono Ground Lease and all amendments thereto.
(c)    Bardessono Seller is the owner of the Bardessono Ground Leasehold Estate in and to the Bardessono Land and lessee’s interest in the Bardessono Ground Lease, and the fee estate in and to the Improvements applicable to the Bardessono Land, free and clear of all liens, security interests and encumbrances of any kind or character whatsoever (other than the Permitted Title Exceptions).
3.14.    Sarasota Lawn Lease.
(a)    Neither the Sarasota Seller nor the Sarasota Operating Lessee, nor to Seller’s knowledge, the Third Party Manager, has given or received any written notice of any breach or default under the Sarasota Lawn Lease which has not been cured, and to Seller’s knowledge, no event has occurred, and no circumstance exists, which would, with the giving of notice or the passage of time or both, constitute a breach or default by any party under the Sarasota Lawn Lease.

(b)    The Sarasota Lawn Lease (i) is in full force and effect and (ii) contains the entire agreement between Sarasota Seller and the lessor thereunder. Seller has delivered to Purchaser prior to the Effective Date a true, correct and complete copy of the Sarasota Lawn Lease and all amendments thereto.
(c)    Sarasota Seller is the owner of the lessee’s interest in the Sarasota Lawn Lease, free and clear of all liens, security interests and encumbrances of any kind or character whatsoever (other than the Permitted Title Exceptions or that will be the subject of a Voluntary/Monetary Encumbrance Removal at Closing).
(d)    In connection with the transactions contemplated hereby, at Closing, the Sarasota Seller is transferring to Purchaser all or substantially all of Sarasota Seller’s assets.
3.15.    Intentionally omitted.
3.16.    Compliance with Anti-Corruption Laws and Sanctions Laws.
(a)    During the past five (5) years, none of Seller, the Hotels, nor any of their respective officers, directors, managers, or employees, nor, to Seller’s knowledge, any of their respective agents or other third-party representatives, in each case while acting on behalf of the Hotels, has taken any action that would cause Seller or the Hotels to be in violation of any Anti-Corruption Laws.
(b)    None of Seller, the Hotels, nor any of their respective officers, directors, or employees or, nor, to Seller’s knowledge, any of their respective agents or other third-party representatives: (i) is, or since April 24, 2019 has been, a Sanctioned Person or located, resident or organized in a Sanctioned Country; (ii) has engaged in any business, dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) has otherwise violated any applicable Sanctions Laws or any Applicable Laws relating to anti-money laundering or anti-terrorism.
3.17.    Brokerage Commissions. There are no brokerage commissions or finders’ fees payable by Seller other than those payable to Broker.
3.18.    Options. Other than (a) the Put Right, (b) the Third Party Manager ROFOs and (c) the Bardessono Ground Lease ROFO, there are no outstanding rights of first refusal, rights of first offer, purchase options or similar rights relating to the acquisition of the Property or any interest therein.
3.19.    Authorizations. To Seller’s knowledge, all Authorizations are in full force and effect, subject to receipt of any pending renewals made in the ordinary course of business. Seller has not received any written notice of any suspension, revocation or non-renewal of any Authorizations that has not been resolved or dismissed.
3.20.    Construction. There are no ongoing or required capital expenditure renovation projects at the Property individually costing more than twenty five thousand dollars ($25,000.00)

other than as disclosed on Schedule 3.20 (the “Existing CapEx Work”) and routine maintenance and repair.
3.21.    REAs. To Seller’s knowledge, there are no reciprocal easement agreements, operating easement agreements, or covenants conditions and restrictions affecting the Properties, other than those set forth as title exceptions in the Title Commitments (the “REAs”). To Seller’s knowledge, each REA is in full force and effect and Seller has not given or received any notice of default thereunder.
3.22.    Members Club Agreements. To Seller’s knowledge, there are no agreements governing the Members Club except for the Ritz Carlton Sarasota Management Agreement and as set forth on Schedule 4. To Seller’s knowledge, the Sarasota Seller and the Sarasota Operating Lessee have provided (or made available) to the Purchaser a true, correct and complete copy of the forms of Members Club Agreement which have been entered into with any member of the Members Club. To Seller’s knowledge, attached hereto as Schedule 3.22(a) is a true, correct and complete list of the current roster of all members of the Members Club. To Seller’s knowledge, Schedule 3.22(b) sets forth a true, correct and complete list of all refundable deposits given by members of the Members Club (such refundable deposits, the “Refundable Members Club Deposits”).
3.23.    Financial Statements. To Seller’s knowledge, (a) the financial statements for the Property received by Purchaser as Submission Matters at least two (2) Business Days prior to the Effective Date, are true, correct and complete in all material respects as of the Effective Date, and (b) any subsequent financial statements for the Property furnished by Broker or Seller to Purchaser prior to Closing, are true, correct and complete in all material respects as of the Closing Date (collectively, the “Financial Statements”). The Financial Statements are the same financial statements that Seller relies on for its own purposes with respect to each Hotel.
3.24.    Personal Property. Seller has good title to the Tangible Personal Property (including good leasehold title to any Tangible Personal Property subject to a Leased Property Agreement that is an Assumed Contract), and as of Closing, subject to no liens or rights of third parties claiming by, through or under Seller, other than Permitted Title Exceptions.
3.25.    Associations and Declarations. Except as disclosed in the Title Commitments, to Seller’s knowledge, there are no other owners and association documents or related by-laws, rules and regulations and other policies issued by any Association (as hereinafter defined) relating to or otherwise encumbering the Property and/or the owners of the Property (including any amendments and modifications thereto) (the “Association Documents”) other than as disclosed in the Data Site. Except as disclosed in the Title Commitments, Seller has made available to Purchaser true, correct and complete copies of all Association Documents with respect to the Beach Club Association and the Declarations. Seller has not given or received any written notice of any current, ongoing or unrectified breaches or defaults under any Association Documents or any Declaration by any Association or any party thereto or with respect to any association or organization created pursuant to any Association Document (each, an “Association”).

3.26.    Intellectual Property; Privacy and Data Security. To Seller’s knowledge, (i) the operation of the Hotels is not infringing, misappropriating or otherwise violating and, in the past (5) years, has not infringed, misappropriated or otherwise violated, or received any notice of infringement, misappropriation or other violation of, the Intellectual Property of any other Person, and (ii) no person is infringing, misappropriating or otherwise violating the Hotel Intellectual Property in any material respect. To Seller’s knowledge, Seller or one of its Affiliates (i) is the sole and exclusive owner of all right, title and interest in and to the Hotel Intellectual Property and (ii) has a valid and enforceable right to use all other Intellectual Property used in connection with the operation of the Hotels, in each case (i) and (ii) free and clear of all liens, charges and encumbrances.
3.27.    Employees. All Hotel Employees are employees of a Manager. Neither Seller or its affiliates, nor to Seller’s knowledge, any Manager (or affiliate thereof), has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any benefit plan covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, or any multiemployer plan (within the meaning of Section 3(37) of ERISA), in each case, for the benefit of any Hotel Employee.
3.28.    Labor Matters.
(a)    Neither Seller and its Affiliates (in each case with respect to the Hotels), the Hotels, nor, to Seller’s knowledge, any Manager with respect to Hotel Employees, is a party to or otherwise bound by any collective bargaining agreement or other contract with any labor union, works council or other labor organization and, to Seller’s knowledge, no Hotel Employees are represented by any labor union, works council or other labor organization in connection with such services. Since January 1, 2023, to Seller’s knowledge, there has been no union organizing activity in connection with or impacting any current or former Hotel Employees or the operation of any Hotel. Since January 1, 2023, there has been no actual or, to Seller’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, labor strike, concerted work stoppage or, slowdowns, picketing, handbilling or other similar material labor dispute against or targeting affecting any current or former Hotel Employees.
(b)    To Seller’s knowledge, since January 1, 2023, the employment of all current and former Hotel Employees has been conducted in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices.
3.29.    Yountville Workforce Housing Agreement. The Workforce Housing Agreement is in full force and effect and has not been modified, amended, supplemented, restated, or terminated, in whole or in part. The Workforce Housing Agreement is the only agreement affecting the Property restricting occupancy of units or rental rates within the Property based on income. Except as set forth in Section II of Schedule 3.29, (a) Seller has timely submitted all reports, certifications, operating budgets and other filings required under the Workforce Housing Agreement to the Town of Yountville or the Napa Valley Housing Authority (the "Administering Agency"), and (b) Yountville Seller is not in default under the Workforce Housing Agreement, and to Yountville Seller’s knowledge, nothing exists that, with the passage of time, would constitute a default by Yountville Seller thereunder. Yountville Seller has not received any written communication alleging any violation of, or non-compliance with, the Workforce Housing Agreement or any applicable affordable housing laws that has not been fully resolved. There are no pending or, to Seller's knowledge, threatened investigations, audits or enforcement actions relating to the Yountville Seller’s compliance with the Workforce Housing Agreement.
3.30.    All or Substantially All of the Assets. Neither the entry into nor the consummation of the transaction contemplated hereby, when taken together with all other offers, sales or transfers of the assets of Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”) and its subsidiaries and controlled Affiliates (collectively, the “Braemer Controlled Parties”), shall be deemed a sale of “all or substantially all” of the assets of the Company or Braemer Controlled Parties as determined under Applicable Laws.
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12. The term “to Seller’s knowledge” or similar phrase as used in this Article III, shall mean the then actual current conscious knowledge of Christoph McLaughlin and Elizabeth Lloyd who are the designated asset managers of Seller for the Property, without any duty of investigation or inquiry other than the inquiry of the general manager of the Hotel and Justin Coe (chief accounting officer). Such designated asset manager and general manager and chief accounting officer shall have no personal liability for such representations.
3.31.    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY OR INDEMNITY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY OR INDEMNITY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12

OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY OR INDEMNITY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE CLOSING AND, OTHER THAN WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OR INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY, EFFECTIVE AS OF THE CLOSING DATE, RELEASES SELLER AND ITS AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. PURCHASER ALSO REPRESENTS THAT, AS OF THE CLOSING, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.31 SHALL SURVIVE THE CLOSING.
Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, disability, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser shall have the opportunity to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Subject to Purchaser’s rights set forth in this Agreement, and other than a representation or warranty set forth in this Agreement or as expressly set forth in a Closing Document, Purchaser agrees to accept and shall purchase the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations and warranties and covenants expressly set forth in this Agreement or in a Closing Document, Purchaser waives any right to excuse or delay performance of its obligations under this Agreement or to assert any claim against Seller arising out of any failure of the Property to comply with any such building codes. Purchaser acknowledges and agrees that Seller has endeavored to provide copies to Purchaser all of the Operating Agreements, Occupancy Agreements, Leased Property Agreements, the Authorizations and the Warranties and Guaranties (the “Property Agreements”).
Except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. Purchaser, for itself and its successors in interest, hereby, effective as of the Closing Date, releases Seller and its Affiliates from, and waives all claims and liability against Seller and its Affiliates for or attributable to, any structural, physical and/or environmental condition at the Property, including without limitation the presence, discovery or removal of any Hazardous Substances or Toxic Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon any Environmental Laws, including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. As used in this Section 3.31, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances”, “toxic wastes” “toxic pollutant”, “contaminant”, “pollutant” or words of similar import in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.
With respect to The Bardessono and Yountville, the foregoing paragraph shall not apply and the provision included on Schedule 3.31 shall be applicable instead.
ARTICLE IV.

PURCHASER’S REPRESENTATIONS AND WARRANTIES
To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties:
4.1.    Organization and Power. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder and to consummate the transactions contemplated hereby.
4.2.    Authorization and Execution. The execution, delivery and performance of this Agreement and the Closing Documents deliverable by Purchaser and consummation of the transactions contemplated provided for in this Agreement has been or will be as applicable, duly authorized by all necessary action on the part of Purchaser, and this Agreement has been, and the Closing Documents to be executed or otherwise delivered by Purchaser will be, duly executed and delivered by Purchaser, and constitutes the legal, valid and binding agreement of Purchaser and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity). Each person executing this Agreement and the Closing Documents on behalf of Purchaser has the authority to do so.
4.3.    Non-contravention. (a) No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any third party, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement and the Closing Documents by Purchaser or any of Purchaser’s obligations in connection with the transactions required or contemplated hereby, and (b) the execution and delivery of, and the performance by Purchaser of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of Applicable Law, Privacy Requirement or regulation, Purchaser’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser, or result in the creation of any lien or other encumbrance on any asset of Purchaser.
4.4.    Litigation. As of the Effective Date, there is no action, suit or proceeding pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question with respect to the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, in each case, as against the Purchaser, or (b) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder or under any document to be delivered pursuant hereto.
4.5.    Patriot Act. Purchaser is not acting, directly or knowingly indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or knowingly indirectly on behalf of, or facilitating this transaction directly or knowingly indirectly on behalf of, any such person, group, entity or nation.
4.6.    Terrorism. None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(a)    None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is acting, directly or knowingly indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(b)    None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
The term “to Purchaser’s knowledge” or similar phrase as used in Article III and Article IV hereto, shall mean the then actual current conscious knowledge of Michael Mohapp, Marty Newburger, Lauren FitzGibbons, Clementine Perry, Marla Steele, Charles Vaughan, Chas Hyatt and Richard Davis, individually and/or collectively, as context requires, without further investigation or inquiry. The named individuals shall have no personal liability by virtue of inclusion in this definition.

ARTICLE V.

CONDITIONS PRECEDENT
5.1.    As to Each Party’s Obligations. The respective obligations of each party to effect the Closing shall be subject to the satisfaction prior to the Closing Date of the following conditions unless (to the extent permitted by Applicable Law) waived by such party in writing:
(a)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (collectively, an “Injunction”) issued by any Governmental Authority of competent jurisdiction or Applicable Law shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the transaction contemplated by this Agreement. If an Injunction has been brought by or on behalf of (i) any Company shareholder or (ii) Ashford Inc., Ashford Hospitality Advisors LLC or Ashford Hospitality Trust, or any of their respective Affiliates or shareholders, Seller shall have the right to extend the Closing Date in order to satisfy this condition by removing any such Injunction, but in no event beyond the Outside Closing Date; provided, that, if Seller extends the Closing Date pursuant to this Section 5.1(a), in the event that the Closing occurs, Purchaser shall receive a credit against the Purchase Price in the amount of, or if this Agreement is terminated, Seller shall pay Purchaser, the Extension Fee (if any).
(b)    Bardessono Ground Lease Consent and Waiver of Put Right.
(i)    with respect to the Bardessono Ground Lessor Consent Right, either (A) the Bardessono Ground Lease Consent has been received, or (B) all notice and response periods with respect thereto pursuant to the Bardessono Ground Lease have run without exercise or a written waiver of such right has been obtained from the Bardessono Ground Lessor in a form reasonably acceptable to Purchaser and Seller (the “Bardessono Ground Lessor Consent Right Condition”); and
(ii)    with respect to the Put Right, either (A) the Put Right Waiver has been received in form and substance in accordance with the requirements of this Agreement, or (B) all notice and response periods with respect thereto pursuant to the Bardessono Ground Lease have run without exercise or a written waiver of such right has been obtained from the Bardessono Ground Lessor in a form reasonably acceptable to Purchaser and Seller (the “Put Right Condition”).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Seller or Purchaser shall have the right to extend the Closing Date in order to satisfy any of the Bardessono Ground Lessor Consent Right Condition or the Put Right Condition, but in no event beyond the Outside Closing Date. If the Bardessono Ground Lessor Consent Right Condition or the Put Right Condition is not satisfied on or before the Closing Date (as may be extended), Purchaser shall have the rights set forth in Section 2.2(d)(ii).

5.2.    As to Purchaser’s Obligations. The obligation of Purchaser to purchase and pay for the Property on the Closing Date is subject to the satisfaction or waiver by Purchaser in writing on or before the Closing Date of the following conditions:
(a)    Seller’s Deliveries. Seller shall have delivered to Purchaser or Escrow Agent or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 7.2 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Seller. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects (without giving effect to any qualification as to materiality or other correlative terms) as of the Effective Date and as of the Closing Date as if then made (except for untruths or inaccuracies which are approved by Purchaser or expressly permitted by this Agreement) unless made expressly as of a specific date other than the Closing Date, in which event, such representations and warranties shall be true and correct in all material respects (without giving effect to any qualification as to materiality or other correlative terms) as of such date, and Seller shall have performed in all material respects (without giving effect to any qualification as to materiality or other correlative terms) all of its covenants and other obligations under this Agreement.
(c)    Terminated Contracts. The Terminated Contracts shall be terminated effective as of Closing without cost or expense to Purchaser (except as otherwise expressly provided in this Agreement).
(d)    Owner’s Title Policy. The Title Company shall be irrevocably and unconditionally committed to issue the Owner’s Title Policy to Purchaser as of Closing subject only to the payment of the premium therefor. In the event that the condition set forth in this Section 5.2(d) is not met solely as a result of the existence of any Shareholder Litigation (as hereinafter defined) or an Injunction, Seller shall have the right to extend the Closing Date in order to resolve or take such other action in respect of such Shareholder Litigation or remove such Injunction to the satisfaction of the Title Company such that the Title Company agrees to irrevocably and unconditionally commit to issue the Owner’s Title Policy to Purchaser as of Closing in accordance with the immediately foregoing sentence, but in no event beyond the Outside Closing Date; provided, that, if Seller extends the Closing Date pursuant to this Section 5.2(d), in the event that the Closing occurs, Purchaser shall receive a credit against the Purchase Price in the amount of, or if this Agreement is terminated, Seller shall pay Purchaser, the Extension Fee (if any).
(e)    Required Estoppel Certificates. Purchaser’s receipt of the Required Estoppel Certificates in the form and substance required pursuant to Section 6.8. Notwithstanding anything to the contrary contained in this Agreement, Seller or Purchaser shall have the right to extend the Closing Date in order to satisfy this condition, but in no event beyond the Outside Closing Date.

(f)    Yountville Workforce Housing Agreement Consent. With respect to Yountville, the Workforce Housing Agreement Consent has been received. If the Workforce Housing Agreement consent is not received on or before the Closing Date (as may be extended), Purchaser shall have the rights set forth in Section 2.2(e)(ii). Notwithstanding anything to the contrary contained in this Agreement, Seller or Purchaser shall have the right to extend the Closing Date in order to satisfy this condition, but in no event beyond the Outside Closing Date.
(g)    Sarasota Lawn Lease. Purchaser shall have received evidence of the delivery of the notice of assignment of the lessee’s interest in the Sarasota Lawn Lease to Purchaser required to be delivered to the lessor under the Sarasota Lawn Lease.
(h)    Financing Condition. No action, suit or other proceeding shall be pending which shall have been brought by or on behalf of (x) any Company shareholder and (y) Ashford Inc., Ashford Hospitality Advisors LLC or Ashford Hospitality Trust, or any of their respective Affiliates or shareholders to restrain or prohibit the transfer of the Property (each, a “Shareholder Litigation”) or Injunction shall exist that causes the lender with which Purchaser is entering into one or more commitments for acquisition financing for the transactions contemplated herein (“Purchaser’s Lender”) to not (i) deliver to the Escrow Agent on or before the Closing Date cash proceeds in respect of such acquisition financing in the amount of Two Hundred Ninety Five Million One Hundred Thousand and No/100 Dollars ($295,100,000.00) (the “Acquisition Financing Proceeds”), and (ii) as of the Closing Date, irrevocably agree to release to Purchaser at Closing the Acquisition Financing Proceeds to, amongst other things, pay Seller in respect of the Purchase Price. Seller shall have the right to extend the Closing Date in order to satisfy the condition set forth in this Section 5.2(h) by resolving or taking such other action in respect of such Shareholder Litigation or removing such Injunction, as applicable, such that Purchaser’s Lender agrees to fund the Acquisition Financing Proceeds in accordance with clauses (i) and (ii) of the immediately foregoing sentence, but in no event beyond the Outside Closing Date; provided, that, if Seller extends the Closing Date pursuant to this Section 5.2(h), in the event that the Closing occurs, Purchaser shall receive a credit against the Purchase Price in the amount of, or if this Agreement is terminated, Seller shall pay Purchaser, the Extension Fee (if any).
Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser, and shall be deemed automatically waived if Purchaser proceeds to Closing.
5.3.    As to Seller’s Obligations. The obligation of Seller to close the sale of the Property on the Closing Date is subject to the satisfaction or waiver by Seller in writing on or before the Closing Date of the following conditions:
(a)    Purchaser's Deliveries. Purchaser shall have delivered to Seller, or to Escrow Agent for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects (without giving effect to any qualification as to materiality or other correlative terms) as of the Effective Date and as of the Closing Date as if then made (except for untruths or inaccuracies which are approved by Seller or expressly permitted by this Agreement) unless made expressly as of a specific date other than the Closing Date, in which event, such representations and warranties shall be true and correct in all material respects as of such date, and Purchaser shall have performed or complied with, in all material respects (without giving effect to any qualification as to materiality or other correlative terms), all of its covenants and other obligations under this Agreement.
(c)    Third Party Management Agreements. At Purchaser’s expense (including, without limitation, any application, transfer, termination or other fees chargeable), (i) each Third Party Manager shall have consented to the assignment of the applicable Third Party Management Agreement pursuant to the applicable Assignment of Third Party Management Agreement, pursuant to which Purchaser shall have assumed all obligations of Seller under each Third Party Management Agreement arising from and after the Closing Date, and (ii) each Third Party Manager shall have agreed to terminate as of Closing the applicable Owner Agreement to which they are a party, or to the extent required by such Third Party Manager, Purchaser shall have agreed to assume all obligations of Seller arising from and after the Closing Date under such Owner Agreement.
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller and shall be deemed automatically waived if Seller proceeds to Closing.
ARTICLE VI.

COVENANTS OF SELLER AND PURCHASER
6.1.    Operating Agreements/Occupancy Agreements/Leased Property Agreements. Subject to the terms of the Third Party Management Agreements and the Owner Agreements, Seller shall not enter into any new Operating Agreements, Occupancy Agreements, Affiliate Agreements or Leased Property Agreements or modify, amend or terminate any such agreements except as required by the terms thereof, other than (a) Operating Agreements and Leased Property Agreements, and any modifications or amendments to Operating Agreements and Leased Property Agreements that will not bind Purchaser or the Property on or following the date of Closing or with respect to any Operating Agreement, (x) that may be terminated on not more than thirty (30) days notice without penalty or fee and (y) is for a customary service contract (or amendment of a customary service contract) the obligations under which would not exceed $50,000 per annum, (b) such agreements or modifications or amendments entered into by, or terminations exercised by, a Third Party Manager for which the consent of Seller was not required under the terms of the applicable Third Party Management Agreement, (c) Terminated Contracts or (d) such agreements, amendments, modifications or terminations for which Seller has obtained Purchaser’s prior written consent. Seller, at no cost to Seller, shall take reasonable efforts to assist Purchaser in obtaining any required consents to the assignment to Purchaser of the Assumed Contracts. Seller shall terminate the Terminated Contracts effective as of the

Closing, and Seller shall pay any and all termination fees and any other costs associated with such termination (other than with respect to the Owner Agreements), and Purchaser shall have no responsibility or liability therefor. Seller shall deliver to Purchaser evidence of all such terminations.
6.2.    Warranties and Guaranties. Seller shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser.
6.3.    Insurance. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
6.4.    Operation of Property Prior to Closing. Seller covenants and agrees with Purchaser that, to the extent it is legally entitled to do so, from and after the Effective Date until the until the earlier of Closing or a termination of this Agreement, and subject to the terms of the Third Party Management Agreements and Owner Agreements:
(a)    Subject to the restrictions contained herein, as well as seasonal differences and events or conditions beyond Seller’s reasonable control, Seller shall operate, and shall cause each Manager on Seller’s behalf to operate and maintain the Property in substantially the same manner in which it operated the Property prior to the execution of this Agreement, including, without limitation, causing Remington, and using commercially reasonable efforts to cause the Third Party Managers, to (i) maintain the supply, food and beverage and retail inventories at the Property at levels maintained in the ordinary course of business, (ii) maintain all Personal Property in substantially the same condition as the Personal Property existed as of the Effective Date (reasonable wear, tear and loss excepted), and (iii) perform routine maintenance and repairs for the Real Property in the ordinary course of business; provided, that, Seller shall not, and shall cause Remington, and use commercially reasonable efforts to cause the Third Party Managers to not, without Purchaser’s consent, which may be given or withheld in Purchaser’s sole discretion, (A) make any material structural alterations or improvements at the Property, or demolish any of or perform any other material capital improvement work at the Property, other than the Existing CapEx Work or Emergency Repairs, or (B) sell, transfer, remove or otherwise dispose of any of the Property, except as permitted pursuant to Section 6.4(e) and, in each case, as the same may be permitted under any Third Party Management Agreement. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall be construed to require Seller to comply with Manager’s property improvement plan or product improvement plan (final or proposed) or to make any capital repairs or improvements; provided, further, that, notwithstanding anything to the contrary herein, Seller shall perform such capital improvements or replacements as are necessary to protect the health, safety or welfare of persons or property from imminent harm (“Emergency Repairs”).
(b)    Seller shall pay (subject to legal rights of appeal and protest) prior to delinquency all Taxes, including ad valorem, occupancy and sales Taxes due and payable with respect to the Property or the operation of the Hotel.

(c)    Subject to seasonal differences, market conditions and events or conditions beyond Seller’s reasonable control, Seller shall continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller for such purposes in the ordinary course of business consistent with past practices. Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings and any payments and/or deposits made pursuant to such Advance Bookings.
(d)    Seller shall promptly advise Purchaser of any pending or threatened in writing litigation, arbitration or administrative hearing concerning the Property, the Seller or this transaction of which Seller obtains actual knowledge including providing copies of all pleadings delivered in connection therewith (collectively, “Transaction Litigation”) and shall (i) consult with Purchaser in connection with any response thereto and (ii) give Purchaser the opportunity to participate in the defense, settlement or prosecution of such Transaction Litigation, to the extent such Transaction Litigation is reasonably determined by Purchaser to be material to the consummation of the transactions contemplated by this Agreement. Additionally, Seller shall deliver to Purchaser promptly upon receipt by Seller written notices of default, Violations or other material notices received with respect to any Property.
(e)    Seller shall refrain and cause Remington, and use commercially reasonable efforts to cause the Third Party Managers, to refrain from removing or causing or permitting to be removed any part or portion of the Real Property, or the Tangible Personal Property owned by Seller other than, solely with respect to Tangible Personal Property, in the normal course of business without the prior written consent of Purchaser, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
6.5.    New Employees. Seller shall, and shall cause Remington to, cooperate with Purchaser in such manner as Purchaser may reasonably request to enable Purchaser (or its manager) to meet with the Hotel Employees at the Bardessono and Yountville regarding the sale of the Property to Purchaser and for the purposes of conducting background screening and employment interviews and determining whether to make offers of employment to such Hotel Employees. Beginning thirty (30) days prior to the Closing Date, with respect to the Bardessono and Yountville, Seller shall (i) provide to Purchaser, at no cost or expense to Purchaser, a meeting room suitable for Purchaser (or its manager) to conduct interviews and evaluate employment applications for Hotel Employees who may seek employment at the Property following Closing and Seller shall reasonably cooperate, and shall cause Remington to reasonably cooperate, with Purchaser’s (or its manager’s) efforts to conduct such interviews and (ii) to the extent not previously provided to Purchaser, provide, and cause Remington to provide the names, the original date of hire, position, rate of pay, status, hourly/salary wages and all other current compensation, for each of the Hotel Employees. Any employee benefit information will be delivered free of any personal identifying information. With respect to the Ritz Carlton Sarasota, this Section 6.5 shall not apply.

6.6.    Termination of Hotel Employees; WARN Act. On the Closing Date, with respect to the Bardessono and Yountville, Seller shall cause Remington to terminate the employment of all Hotel Employees. (For purposes of WARN Act liability, the Closing Date is considered to be the “effective date of sale”.) With respect to such terminations, Purchaser shall cause its manager to extend or cause to be extended offers of employment to any active Hotel Employees on reasonable and customary terms and conditions consistent in all material respects with the standard terms for employment for such manager’s employees at other hotel properties, and consistent with Applicable Law, and in any event such offers shall be extended to a sufficient number of Hotel Employees so as to prevent the application of the WARN Act. Seller shall be solely responsible, and shall indemnify, defend and hold the Purchaser Indemnified Parties harmless for, any Losses (i) under the WARN Act in connection with any “employment loss” (as defined by the WARN Act) prior to the Closing and (ii) resulting from claims of Hotel Employees relating to periods prior to the Closing. The provisions of this Section 6.6 shall survive the Closing. With respect to the Ritz Carlton Sarasota, this Section 6.6 shall not apply.
6.7.    Employee Claims. Purchaser shall hold harmless, indemnify and defend Seller, Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or Manager or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by any Hotel Employee after the Closing Date to the extent arising out of or related to (i)  any liability under the WARN Act in connection with any “employment loss” (as defined by the WARN Act) occurring after the Closing Date solely with respect to any Hotel Employee who accepts an offer of employment from Purchaser and becomes employed by Purchaser or its Affiliates in accordance with Section 6.6 or (ii) any liability caused by the failure of Purchaser to offer employment on the Closing Date to a sufficient number of Hotel Employees so as to prevent the application of the WARN Act subject to and in accordance with Section 6.6. The provisions of this Section 6.7 shall survive the Closing.
6.8.    Estoppel Certificates.
(a)    Seller has forwarded, or will forward promptly following the Effective Date or, to the extent to be prepared by Purchaser and received thereafter, promptly following receipt, (a) the Required Estoppel Certificates in the applicable forms attached hereto, and in the case of the Requested Estoppels, to the extent Seller has or can reasonably obtain contact information for such signatories thereto, such form as prepared and requested by Purchaser. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser at or prior to the Closing executed Estoppel Certificates from the signatories set forth therein. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be in default hereunder for its failure to obtain all or any of the Required Estoppel Certificates or Requested Estoppel Certificates, provided, however, that it shall be a condition precedent to Purchaser’s obligation to proceed with Closing (which may be waived by Purchaser) pursuant to Section 5.2(e) that prior to the Closing, Seller shall have delivered to Purchaser executed Required Estoppel Certificates. The receipt of executed Requested Estoppel Certificates shall not constitute a condition precedent to Purchaser’s obligation to proceed with Closing.

(b)    A Required Estoppel Certificate shall not count towards the Required Estoppel Certificates requirement to the extent it alleges a default or accrued and outstanding offsets or defenses to a Seller’s monetary obligations under the agreement to which such Required Estoppel Certificate relates (which is not curable pursuant to the terms of the underlying agreement to which the Required Estoppel Certificate relates and is not paid or otherwise cured, in each case, within any applicable cure period (if any) and otherwise to Purchaser’s satisfaction by Seller on or before Closing) or (C) it contains any materially adverse deviations between (x) the information specified in said Required Estoppel Certificate and (y) (i) the representations and warranties of Seller set forth in this Agreement or (ii) the applicable agreement to which such Required Estoppel Certificate relates.
6.9.    Associations and Declarations. From the Effective Date until the earlier of Closing or a termination of this Agreement, Seller shall (i) not amend, supplement, terminate or otherwise modify any Association Documents or Declarations, or cause or permit (to the extent Seller or its Affiliates have the requisite rights) Seller (or any Affiliate or representative of Seller) or any Association formed pursuant to any Association Documents to make any material decisions or take any material actions with respect to such Association or pursuant to any Association Documents or Declarations, without Purchaser’s prior written consent in its sole discretion and (ii) comply in all material respects with all obligations and requirements with respect to all Association Documents and the Declarations in accordance with past practices. On or prior to the Closing Date, Seller shall (A) cause each officer or director of any board appointed by Seller to resign his or her position as officer or director with respect to any such Association at any Property, (B) use commercially reasonable efforts to facilitate the appointment of Purchaser’s replacement officers and directors with respect to any such Association at any Property and (C) upon Purchaser’s request, assign at Closing any declarant rights held by Seller pursuant to any Declaration or REA.
6.10.    REAs. From the Effective Date until the earlier of Closing or a termination of this Agreement, Seller shall (i) not amend, supplement, terminate or otherwise modify any of the REAs or cause or permit (to the extent Seller or its Affiliates have the requisite rights) any REAs to be amended, modified, supplemented terminated or canceled without Purchaser’s prior written consent in its sole discretion and (ii) comply in all material respects with all obligations and requirements with respect to all REAs in accordance with past practices.
6.11.    Other Agreements. From the Effective Date until the earlier of Closing or a termination of this Agreement, Seller shall (i) not amend, supplement, terminate or otherwise modify any of the Bardessono License Agreement, the Sarasota Lawn Lease, the Bardessono Ground Lease or the Work Force Housing Agreement (each, a “Material Other Agreement”) without Purchaser’s prior written consent in its sole discretion, and (ii) comply in all material respects with all obligations and requirements pursuant to each such Material Other Agreement in accordance with past practices.
6.12.    Exclusivity.

(a)    From the Effective Date until the Closing or sooner termination of this Agreement, neither Seller nor any agent, partner, employee, director or subsidiary or Affiliate of Seller shall accept an offer to sell, finance, joint venture, restructure or otherwise dispose of all or any part of (or solicit or accept any such offer involving the sale, financing, joint venture, restructuring or disposition of all or any part of) the Property or any interest therein (whether directly or indirectly, debt or equity) or negotiate or otherwise enter into discussions for the sale, financing, joint venture, restructuring, recapitalization or disposition of all or any part of the Property (whether directly or indirectly, debt or equity) with any other party.
(b)    Seller shall indemnify, defend and hold harmless Purchaser and the Purchaser Indemnified Parties from and against any and all costs, claims, liabilities, losses, damages, judgments, penalties, fines, fees and expenses (including reasonable attorneys' fees and disbursements) arising out of or resulting from any sale, transfer or other disposition of assets (other than the sale of the Property pursuant to this Agreement) by Seller or any of its Affiliates occurring during the period from and after the Effective Date through and including the date that is nine (9) months following the Closing Date, to the extent such sale, transfer or other disposition, together with the sale of the Property pursuant to this Agreement and any other sale of assets prior to the Closing Date, results in or is deemed to be or could reasonably be deemed to be a sale of "all or substantially all" of the assets of the Company as determined under Applicable Laws. The indemnity set forth in this Section 6.12 shall survive the Closing indefinitely and shall not be subject to the Liability Floor or Liability Cap limitations set forth in Section 10.12(c) hereof.
6.13.    Assumed Contracts. Purchaser shall assume as of the Closing the Operating Agreements and Leased Property Agreements (without duplication) (a) set forth on Schedule 6.13, (b) the Members Club Agreements, (c) subject to the receipt of the consent of the Town of Yountville, the Workforce Housing Agreement, (d) the Bardessono License Agreement, (e) to the extent bifurcated in accordance with this Section 6.13, the Bifurcated Velocity Agreement and (f) any other Operating Agreements and Leased Property Agreements entered into by a Third Party Manager with respect to a Hotel managed by a Third Party Manager (collectively, the “Assumed Contracts”). Seller shall use commercially reasonable efforts to coordinate with Velocity to bifurcate the Velocity Agreement as of Closing in accordance with the Velocity Agreement, such that a Velocity Agreement solely with respect to Yountville (and not any other property) (the “Bifurcated Velocity Agreement”) may be assigned to Purchaser at Closing.
6.14.    Existing Mortgage. Seller shall use commercially reasonable efforts to assign the Existing Florida Mortgage to Purchaser’s lender upon the Closing (the “Existing Mortgage Assignment”). In connection with the Existing Mortgage Assignment, (a) each of Seller and Purchaser shall be responsible for payment of its own legal fees, (b) Seller shall not incur any liability or be required to make any representations or warranties regarding the Existing Mortgage or other loan documents and (c) the Purchase Price to be paid by Purchaser at Closing shall be unaffected. Notwithstanding the foregoing, in no event shall the assignment of the Existing Mortgage be a condition to Purchaser’s obligation to Close and the failure to obtain the Existing Mortgage Assignment shall not entitle Purchaser to terminate this Agreement or delay the Closing.

6.15.    Privacy Requirements. To the extent any Books and Records include Personal Information subject to applicable Privacy Requirements, Seller use commercially reasonable efforts to transfer or make available such Personal Information in compliance with Applicable Laws and shall reasonably cooperate with Purchaser to implement appropriate measures, consents, notices, or data transfer mechanisms required in connection with therewith.
6.16.    Transition Activities. From and after the Effective Date until the Closing or the earlier termination of this Agreement, with respect to the Bardessono and Yountville, Seller shall comply with or otherwise perform the covenants set forth on Schedule 6.16 attached hereto.
6.17.    Post-Closing Cooperation. From and after the Closing, Seller shall reasonably cooperate with Purchaser, at no material cost or expense to Seller, in connection with the transition of ownership and operation of the Property from Seller to Purchaser, including by executing and delivering such additional documents, instruments, and authorizations as Purchaser may reasonably request to effectuate the purposes of this Agreement. The provisions of this Section 6.17 shall survive the Closing.
ARTICLE VII.

CLOSING
7.1.    Closing. Subject to the satisfaction of the terms and conditions hereof, the consummation of the purchase and sale of the Property pursuant to this Agreement (the “Closing”) shall occur on the Closing Date (unless another date is agreed to in writing by Seller and Purchaser, subject to each of Seller’s and Purchaser’s express rights to extend the Closing Date as set forth in this Agreement) at 3:00 P.M. (New York Time) by mutually acceptable escrow arrangements. Notwithstanding the foregoing or anything to the contrary herein, (x) in addition to any other extension rights granted to Purchaser herein, Purchaser may elect to extend the Closing Date one or more times for a period not to exceed an additional fifteen (15) days in the aggregate by delivering written notice to Seller of Purchaser’s election to extend the Closing Date prior to Closing, and (y) in no event shall the Closing Date be extended beyond the date that is one hundred twenty (120) days from the Effective Date (the “Outside Closing Date”). As more particularly described below, at or in connection with the Closing (as applicable), the parties hereto will (i) execute or cause to be executed (as applicable), and deliver to Escrow Agent, all of the documents required to be delivered pursuant to this Agreement in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) instruct the Escrow Agent to release the Closing Documents and the Purchase Price (in accordance with the Closing Statement), subject to confirmation from both parties that their respective conditions precedent to Closing set forth in Article V hereof have been satisfied or waived, and (iii) subject to confirmation from both parties that their respective conditions precedent to Closing set forth in Article V hereof have been satisfied or waived, take or cause to be taken all other action required to be taken hereunder by such party in connection with or at Closing. The Closing will occur through escrow at the Title Company, or at such other place as Purchaser and Seller may mutually agree. There shall be no requirement that Seller and Purchaser physically attend the Closing. At the Closing, Purchaser shall deliver the balance of the Purchase Price, subject to such adjustments, reductions, prorations and credits as are contemplated herein or otherwise agreed in accordance herewith, to Escrow Agent as provided herein. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and Hotel guests in possession in accordance with this Agreement. Notwithstanding anything to the contrary contained herein, if a hurricane or tropical storm watch or warning covering the area where any Property is located has been issued by any governmental authority and remains in effect on the then-scheduled Closing Date, or if insurance cannot be bound as a result of an impending hurricane or tropical storm, then Purchaser may elect, on one or more occasions, to extend the Closing Date by delivering notice to Seller on or prior to the Closing Date to a date not to exceed the earlier of five (5) Business Days after such watch or warning is discontinued and insurance can be bound, and the Outside Closing Date. Purchaser and Seller hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. For the avoidance of doubt, in the event the Closing does not occur on or before the Outside Closing Date, then, subject to the rights of the parties set forth in Article IX to exercise any applicable remedies for a default of the other, each of Seller and Purchaser shall have the right to terminate this Agreement at any time after the Outside Closing Date which in the event of such termination, (i) the Deposit shall be promptly returned to Purchaser, (ii) the Extension Fee, if applicable, shall be paid to Purchaser pursuant to Section 5.1(a), Section 5.2(d) and/or Section 5.2(h), (iii) the cost reimbursement to Purchaser, if applicable, shall be paid to Purchaser pursuant to Section 9.1, and (iv) each of Seller and Purchaser shall retain its right to enforce any other provisions of this Agreement which expressly survive a termination of this Agreement.
7.2.    Seller’s Deliveries. At the Closing, Seller shall deliver or shall cause Remington, as applicable, and with respect to Section 7.2(h), such other Affiliates of Seller (“Seller Affiliates”), as applicable, to deliver to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of each applicable Seller, Remington and/or Seller Affiliates (or, in the case of the Title Affidavit, the counterparty identified therein or otherwise required by the Title Company in connection therewith):
(a)    The Deed with respect to each Fee Asset.
(b)    The Bill of Sale.
(c)    The Assignment and Assumption Agreement.
(d)    The Assignment of Occupancy Agreements.
(e)    An IRS Form W-9 in respect of Seller (or, if Seller is an entity disregarded as separate from its owner for U.S. federal income Tax purposes, in respect of such owner).

(f)    The Bardessono Ground Lease Assignment and Assumption Agreement.
(g)    (i) Termination notices to be delivered by Seller to the applicable counterparties on the Closing Date with respect to all Terminated Contracts that are Operating Agreements or Leased Property Agreements; provided that Purchaser shall be responsible for the cost of any services (and expressly excluding any termination fee, break fee, acceleration fee or similar payment under any such Terminated Contract which shall remain the responsibility of Seller) rendered under such terminated agreements (but not, for the avoidance of doubt, any Affiliate Agreements) during the period of time equal to the number of days for which prior written notice is required in order for such terminations to become effective, provided, that, Seller shall use commercially reasonable efforts prior to Closing to agree with the applicable counterparties that their agreements will be terminated effective as of Closing and (ii) with respect to the Affiliate Agreements, other than those assumed by Purchaser at Closing, a certificate, executed by Seller certifying that following the Closing, there shall be no obligations or liabilities with respect to or encumbering the Properties or Purchaser under such Affiliate Agreement. Seller shall deliver to Purchaser promptly following Closing evidence of delivery of the termination notices delivered pursuant to Section 7.2(g)(i) to the applicable counterparties to such Terminated Contracts.
(h)    The Sarasota Lawn Lease Assignment and Assumption Agreement.
(i)    The notice to Lawrence Pointe Condominium Association, Inc. with respect to the Assignment and Assumption of the Sarasota Lawn Lease required pursuant to Section 5 of the First Amendment to the Sarasota Lawn Lease (the “Sarasota Lawn Lease Notice”).
(j)    The Assignment and Assumption of Management Agreement with respect to each Third Party Management Agreement.
(k)    With respect to The Bardessono and Yountville, a California Real Estate Withholding Statement – Form 593.
(l)    With respect to the Ritz Carlton Sarasota, resignations of all of Sarasota Seller’s appointments to the Beach Club Association pursuant to the Beach Club Condominium.
(m)    The Assignment and Assumption of Workforce Housing Agreement.
(n)    The Title Affidavit.
(o)    If and to the extent required pursuant to Schedule 8.6-1, a California Interim Management Agreement for each of (i) Yountville and (ii) the Bardessono.
(p)    The Books and Records (which may be delivered to Purchaser either electronically or, to the extent physically located at the Hotels, at the Hotels). To the extent any Books and Records include Personal Information subject to applicable Privacy Requirements, Seller shall transfer or make available such Personal Information in compliance with Applicable

Laws and shall reasonably cooperate with Purchaser to implement appropriate measures, consents, notices, or data transfer mechanisms required in connection with therewith. The provisions of this Section 7.2(p) shall survive the Closing.
(q)    Such additional documents as may be reasonably required by Purchaser and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any respect the costs to, or liability or obligations of (other than de minimis costs) Seller in a manner not otherwise provided for herein).
7.3.    Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of each applicable Purchaser and/or Purchaser’s manager (as applicable), and dated as of the Closing Date:
(a)    The Assignment and Assumption Agreement.
(b)    The Assignment of Occupancy Agreements.
(c)    The Assignment and Assumption of Management Agreement with respect to each Third Party Management Agreement.
(d)    The Bardessono Ground Lease Assignment and Assumption Agreement.
(e)    The Sarasota Lawn Lease Assignment and Assumption Agreement.
(f)    With respect to The Bardessono and Yountville, a California Real Estate Withholding Statement – Form 593.
(g)    The Assignment and Assumption of Workforce Housing Agreement.
(h)    With respect to The Bardessono and Yountville, a California Preliminary Change in Ownership Report.
(i)    Such additional documents as may be reasonably required by Seller and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any respect the costs to, or liability or obligations (other than de minimis costs) of, Purchaser in a manner not otherwise provided for herein).
(j)    If and to the extent required pursuant to Schedule 8.6-1, California Interim Management Agreement for each of (i) Yountville and (ii) The Bardessono.
7.4.    Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver or cause to be delivered:
(a)    The Closing Statement.

(b)    Subject to the provisions of Section 8.6 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.
(c)    At the request of Seller or Purchaser, the parties shall enter into one or more stand-alone assignment and assumption agreements relating to any individual Operating Agreement, substantially in the form of the Assignment and Assumption Agreement.
To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.2 or 5.3 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item shall be deemed waived by such party.
7.5.    Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. Notwithstanding anything to the contrary in this Agreement, all filing fees for the Deed and all transfer, real property, documentary stamp taxes, intangible taxes and the registration, deed transfer, mortgage, conveyance, recording, sales, use, value added or other similar taxes and surtaxes, including without limitation for the Bardessono Ground Lease Assignment and Assumption Agreement and the Sarasota Lawn Lease Assignment and Assumption Agreement (together with any interest, penalties, or additional amounts) due with respect to the transfer of the Property or title thereto (“Transfer Taxes”) shall be paid by Seller and the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1-1 and 1-2 attached hereto, shall all be paid in accordance with allocations set forth on Schedule 1-1 (with respect to The Bardessono and Yountville) and Schedule 1-2 (with respect to the Ritz Carlton Sarasota). To the extent releases or corrective instruments are required to be delivered by Seller pursuant to the terms of this Agreement, Seller shall pay for the costs associated with the releases of all Post-Effective Date Voluntary Encumbrances and Monetary Title Encumbrances and other encumbrances Seller is required or agrees to remove pursuant to this Agreement, and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which each Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement indefinitely.
7.6.    Prorations and Adjustments at Closing. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with GAAP or the Uniform System of Accounts for the Lodging Industry consistently applied, shall be allocated between Seller and Purchaser as provided herein. Pursuant to such allocation, unless otherwise provided below, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to 11:59 P.M. local time at the Property on the day preceding the Closing (the “Cut-Off Time”), and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from and after the Cut-Off Time. Such allocations and adjustments shall be shown on the Closing Statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the Closing Statement), and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation, based on a 365 day year. Any reference in this Section 7.6 to payments made or cash being received by Seller shall also include any such items which are made or received by Manager or any Affiliate of Manager or Seller on behalf of Seller prior to Closing. Moreover, any reference in this Section 7.6 to payments made or cash being received by Purchaser shall also include any such items which are made or received by Manager on behalf of Purchaser after Closing. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:
(a)    Ground Lease Rents. All rents (excluding rent under the Operating Lease) and other costs, including to the extent applicable, percentage rent, payable by Bardessono Seller under the Bardessono Ground Lease and the Sarasota Lawn Lease, as of the Cut-Off Time.
(b)    Taxes. Real estate Taxes and assessments (including ad-valorem and non-ad valorem taxes) and personal property Taxes (with maximum allowable discounts for early or prompt payment) levied against the Property for the fiscal year during which the Closing occurs, which shall be allocated on a cash basis as of the Cut-Off Time; provided, however, that if any such real estate assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Seller shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payment of and shall pay such installments relating to periods from and after the Closing Date.
(c)    Assumed Contracts. Revenue and expenses under the Assumed Contracts (other than for utilities and CapEx Work which proration is addressed separately in this Section 7.6) that are assigned to and assumed by Purchaser at Closing in accordance herewith, which shall be prorated as of the Cut-off Time, with Purchaser to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing Date and Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date.
(d)    Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any, shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on a Property, Seller agrees that it shall use commercially reasonable efforts at the Closing to furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing in accordance with this Section 7.6 on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.
(e)    Utility Charges. Purchaser shall arrange for new accounts to be opened with applicable utility providers effective as of the Cut-Off Time if such accounts are currently in the name of Seller or Remington rather than a Third Party Manager. Purchaser shall arrange with such services and companies to have the applicable accounts opened in Purchaser’s name (or in Third Party Manager’s or in Purchaser’s manager’s name, as applicable, if not already) beginning at the Cut-Off Time. To the extent Purchaser is unable to open new accounts with such utility providers, servicers and companies as of the Closing Date, the parties shall prorate such utility charges (including, but not limited to, charges for phone service, cable television, gas and electricity) as of the Cut-Off Time. To the extent that the amount of actual consumption of any such utility services to be prorated pursuant to this Section 7.6(e) is not determined as of the Cut-Off Time, a proration shall be made at Closing based on the last available reading, subject to reproration as provided for in this Section 7.6.
(f)    Authorizations. Licenses and permit fees with respect to any transferred Authorizations.
(g)    Other Revenue and Expenses. All other revenues and expenses of the Property to the extent assigned or assumed pursuant to this Agreement or any Closing Document, including, but not limited to, such things, as restaurant, bar and meeting room income and expenses and the like. Seller shall receive a credit for any such documented prepaid expenses accruing to periods on or after the Closing Date. Seller shall close out the transactions in the restaurants and bars in the Property as of the Cut-Off Time and shall retain all monies accrued as of the Cut-Off Time, and Purchaser shall be entitled to any monies accrued from the restaurants and bars thereafter.
(h)    Other Adjustments. Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.
(i)    Tax Certiorari Proceedings.
(i)    Notwithstanding anything to the contrary contained in this Section 7.6 or any other provision of this Agreement, if the amount of the real property Taxes and assessments paid or payable with respect to the Hotel or the Property for any period (or portion thereof) before Closing is determined to be less than the amount of such real property taxes and assessments that is prorated herein (in the case of the current year) or that was paid by Seller or its Affiliates (in the case of any prior year), due to an appeal of the taxes by Seller or Affiliates, or a reassessment of the value of the Hotel or the Property, (x) Purchaser shall promptly pay to Seller any refund or credit actually received by Purchaser or its Affiliate with respect to such decrease in the amount of such real property taxes and assessments applicable to any period before Closing net of any associated costs incurred by Purchaser in connection with obtaining such refund or credit; and (y) Seller shall be entitled to retain any refund or credit received by

Seller or its Affiliates representing such a decrease in the amount of such real property taxes and assessments applicable to any period before Closing. For the avoidance of doubt, Any refunds or savings in the payment of Taxes resulting from such tax reduction proceedings on account of Taxes allocable to the period prior to the Closing Date shall belong to and be the property of Seller, and any refunds or savings in the payment of Taxes on account of Taxes allocable to the period from and after the Closing Date shall belong to and be the property of Purchaser. Each party shall give notice to the other party of any adjustment of the amount of the real property taxes and assessments payable with respect to the Hotel or the Property for any period (or portion thereof) before Closing within thirty (30) days after receiving notice of any such adjustment.
(ii)    Seller shall have the authority to prosecute, settle and withdraw proceedings to review any real property Taxes for the Properties pending at the time of Closing relating to any calendar year ending prior to the calendar year in which the Closing occurs (provided that Seller shall not institute any such proceeding between the Effective Date and the Closing) and Seller shall not settle any such proceedings from and after the Effective Date without Purchaser’s prior written consent in its sole discretion. If any tax reduction proceedings in respect of the Property, relating to the calendar year in which the Closing occurs, are pending at the time of Closing, then Purchaser reserves and shall have the right to continue to prosecute and/or settle the same. Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings. Seller shall keep Purchaser reasonably informed of the status of any reduction proceeding that Seller is prosecuting.
(j)    Reserve Accounts. Seller shall receive a credit for the aggregate amount of the balance of the Reserve Accounts held by or for the account of a Third Party Manager as of the Closing Date that Purchaser will have the benefit of after the Closing Date. Effective at Closing, Seller shall assign to Purchaser, and Purchaser shall assume, all of Seller’s right, title and interest in the Reserve Accounts without payment to Seller of any additional amount, which assignment and assumption, to the extent not otherwise effectuated by the Closing Documents, shall automatically be effectuated at Closing without the need for the execution of any additional documentation between Seller and Purchaser.
(k)    Occupancy Agreements.
(i)    Purchaser shall receive a credit against the Purchase Price for the total of (A) prepaid rents and other prepaid amounts, (B) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (C) unforfeited refundable security deposits together with any interest payable to a tenant thereon (but for the avoidance of doubt, excluding any security deposits held by a Third Party Manager); provided, however, that non-refundable security deposits shall not be credited to Purchaser and shall be retained by Seller held by Seller or Operating Lessee under Occupancy Agreements with respect to all periods from and after the Cut-Off Time.
(ii)    Seller shall be responsible for all Leasing Costs relating to Occupancy Agreements or renewals, amendments, expansions and extensions of Occupancy Agreements, attributable to the period prior to the Closing Date (the “Seller’s Leasing Costs”).

Purchaser shall be responsible for all Leasing Costs attributable to the period from and after the Closing Date (the “Purchaser’s Leasing Costs”). To the extent Seller’s Leasing Costs have not been fully paid as of the Closing Date, Purchaser shall receive a credit at the Closing against the Purchase Price in the amount of the balance of Seller’s Leasing Costs remaining to be paid. For all purposes herein, “Leasing Costs” means any capital costs or expenses incurred or to be incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under any Occupancy Agreements (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, rent concessions, rebates, allowances, free rent or rent abatement, leasing commissions or brokerage commissions.
(l)    Cash and Accounts Receivable. At Closing, Seller shall sell to Purchaser in connection with the Hotels, and Purchaser shall purchase from Seller, at face value, in addition to the Purchase Price, (i) without duplication, petty cash located at the Hotels as of Closing, utility deposits, liquor deposits, and Seller’s proportionate share of cash balances held by any Associations in which Seller is a member and to which the Purchaser will have the benefit of from and after Closing that, in each case, are disclosed to Purchaser prior to Closing, and are transferred to Purchaser at Closing (“Cash Funds”); (ii) all accounts receivable as mutually approved by Purchaser and Seller for each Hotel payable to the Hotel as of the Cut-Off Time, including with respect to guests (1) in occupancy as of the Cut-Off Time, and (2) previously in occupancy prior to the Cut-Off Time (the “Assigned Accounts Receivable”). For purposes of this Agreement, transfer or sale at face value shall have the following meanings: [(i) for Cash Funds, an amount equal to the total of all Cash Funds that are transferred to Purchaser at Closing; and (ii) for Assigned Accounts Receivable other than the Rooms Ledger for the room, night which includes the Cut-Off Time, 100% of the balance of accounts receivable as of the Closing Date aged not more than 90 days, 50% of the balance of accounts receivable as of the Closing Date aged more than 90 days but less than 180 days, and 0% of the balance of accounts receivable as of the Closing Date aged more than 180 days, and with respect to the Rooms Ledger for the room, night which includes the Cut-Off Time, 50% of the total of all credit card or other accounts receivable as shown on the records of each Hotel for the room night which includes the Cut-Off Time, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties. The purchase price of the Cash Funds and the Assigned Accounts Receivable shall be paid to Seller at Closing by a credit to Seller in the computation of the adjustments and prorations on the Closing Date.
(m)    Exclusion of Cash on Hand, Working Capital, and Lender Reserves. For the avoidance of doubt, unless Seller is given a credit therefor, the “Property” does not include, and none of the following shall be transferred to Purchaser (nor shall Purchaser be entitled to any credit for): (i) any and all cash on hand (whether held by Seller, Manager, their respective affiliates or any third party for the benefit of the Property), on-site or in bank accounts, and all owner remittance amounts payable by Manager to Seller in accordance with the Management Agreement as of the Cut-Off Time, and (ii) all reserves and impounds in respect of Seller’s existing financing on the Hotel.

(n)    Employees. With respect to all Hotel Employees, Seller shall be responsible for, and shall pay or cause to be paid on or before the Closing Date, all costs and expenses associated with accrued but unpaid salary, wages and bonuses, accrued but unpaid profit sharing and pension, health and welfare benefits, as well as any other employee benefits, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation and fringe benefits, including without limitation earned vacation and/or earned sick leave (collectively, “Employee Compensation”) relating to the period prior to the Cut-Off Time. Purchaser shall receive a credit against the Purchase Price for any accrued but unpaid Employee Compensation for Hotel Employees of any Third Party Manager relating to the period prior to the Cut-Off Time, which credit shall be a reduction to the Purchase Price.
(o)    Sales Tax. Seller shall be required to pay or cause to be paid all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Room Ledger with respect to the room night which includes the Cut-Off Time shall be apportioned equally between Seller and Purchaser.
(p)    Gift Certificates. Purchaser shall receive a credit equal to (i) seventy five percent (75%) of all outstanding Gift Certificates that have been outstanding for less than three (3) years and (ii) twenty five (25%) of all outstanding Gift Certificates that have been outstanding for more than three (3) years and issued by Seller or Manager on or prior to the Closing Date. At least seven (7) Business Days prior to Closing, Seller shall furnish Purchaser with a listing or other detailed description of the combined monetary amount of such outstanding gift certificates, coupons or other writings representing Purchaser’s credit hereunder, together with such supporting information and documentation requested by Purchaser and in Seller’s or any Manager’s possession.
(q)    Third Party Management Agreements. Purchaser and Seller shall prorate all fees accrued under the Third Party Management Agreement as of the Cut-Off Time.
(r)    Members Club Dues and Fees.
(i)    All Members Club Monthly Dues actually paid and received for the month in which the Closing occurs shall be prorated as of the Cut-Off Time between the Purchaser and Seller on the basis of the actual number of days in the month in which the Closing occurs, based on a 365-day year. To the extent, the Sarasota Seller or the Sarasota Operating Lessee receives any Club Monthly Dues for the month in which the Closing occurs or for any month following the month in which the Closing occurs,  Sarasota Seller or Sarasota Operating Lessee, as applicable, shall deliver or credit to Purchaser the full amount of such Members Club Monthly Dues.  All prepaid locker fees, range fees, cart fees, handicap fees and bag storage fees shall be prorated as of the Cut-Off Time.
(ii)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of the Refundable Members Club Deposits. At least seven

(7) Business Days prior to Closing, Seller shall furnish Purchaser with an updated listing of all Refundable Members Club Deposits, together with such supporting information and documentation in Seller’s possession requested by Purchaser.
(s)    Association Charges. At Closing, Purchaser and Seller shall prorate payments paid or payable by Seller with respect to, or accrued to, any Association pursuant to the applicable Association Documents, or such other amounts assessed by such Association, in each case as of the Cut-Off Time, including the assessments payable pursuant to the Beach Club Declaration.
(t)    Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, or other income-producing agreements shall be adjusted and prorated between Purchaser and Seller as of the Cut-Off Time.
(u)    Advance Booking Deposits. Purchaser shall receive a credit against the Purchase Price for the total of all prepaid amounts and deposits under the Advance Booking Deposits for all periods from and after the Cut-Off Time.
(v)    Capital Expenditures. There shall be no proration with respect to construction projects, restorations, renovations and other capital expenditure work (the “CapEx Work”) at the Property, provided, that Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate contract amounts set forth on Schedule 3.20 with respect to the Existing CapEx Work less the dollar amount that has been actually paid to or deposited with the applicable service providers as of Closing for the completion of such Existing CapEx Work.
(w)    Preparation of Closing Statement; Re-Adjustment.
(i)    Not less than seven (7) Business Days prior to Closing, Seller shall cause to be prepared and delivered to Purchaser for review a draft of the Closing prorations, credits and other adjustments required under this Agreement, including this Section 7.6, together with supporting documentation with respect to the calculation thereof (the “Prorations and Adjustments Schedule”). Not less than five (5) Business Days prior to Closing, Escrow Agent shall prepare and deliver to Purchaser and Seller for review a draft closing statement reflecting the Purchase Price and the allocations and adjustments thereto required under this Agreement in accordance with the Prorations and Adjustment Schedule, and the allocation of expenses required hereby, and shall cooperate with Purchaser and Seller to update such closing statement to reflect such changes as Purchaser and Seller shall agree, subject to this Section 7.6(w)(i) (the final agreed closing statement for Closing pursuant to this Section 7.6(w)(i), the “Closing Statement”). In the event that Purchaser objects to all or any portion of such Prorations and Adjustments Schedule, Purchaser and Seller shall work together in good faith to agree upon the amounts set forth therein prior to Closing. However, if Seller and Purchaser are unable to agree on the Prorations and Adjustments Schedule on the Closing Date, the Closing shall occur and a Closing Statement reflecting such amounts and issues that are agreed upon by Seller and Purchaser, and with respect to such amounts in dispute, the amounts proposed by Seller in its preliminary Prorations and Adjustments Schedule, shall be signed and shall control for purposes of Closing.

(ii)    If following Closing, the prorations or apportionments made under this Section 7.6 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same, and with respect to any Closing Statement amounts or issues that are not agreed upon at Closing, Seller and Purchaser shall thereafter work together in good faith and shall resolve such disputes within the Adjustment Period. If accurate allocations cannot be made at Closing because current bills or other information are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall tentatively allocate such revenue or expenses at Closing on the basis of the best available information (or as otherwise provided in this Section 7.6), subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. Notwithstanding anything to the contrary herein, the obligation to make the adjustments pursuant to this Section 7.6 shall survive the Closing for a period of six (6) months (subject to extension solely as necessary due to the unavailability of final information but in no event to exceed one (1) year after Closing) (the “Adjustment Period”). The parties shall promptly pay or reimburse any amount due pursuant to this Section 7.6(w)(ii).
(x)    The provisions of this Section 7.6 shall survive the Closing.
7.7.    Safe Deposit Boxes. The representatives of Seller and/or Manager, and of Purchaser, shall prepare an inventory, as of 12:00 noon on the Closing Date (which inventory of safe deposit boxes shall be binding on all parties thereto), of all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel, together with all receipts and agreements in Manager’s possession relating thereto. Purchaser shall be responsible from and after the Closing Date for the items listed in such inventory, and Purchaser shall indemnify and hold Seller and any Affiliate thereof harmless from and against any claim, liability cost or expenses (including reasonable attorneys’ fees, but excluding consequential, punitive, special, indirect or similar damages, except to the extent actually paid by Tenant to third party claimants) incurred by them with respect to any theft, loss or damage to any item listed in such inventory from and after Closing. The provisions of this Section 7.7 shall survive the Closing.
7.8.    Inventory of Baggage. The representatives of Seller and/or Manager, and of Purchaser, shall prepare an inventory, as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto), of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Seller and any Affiliate thereof harmless from and against any claim, liability cost or expenses (including reasonable attorneys’ fees, but excluding consequential, punitive, special, indirect or similar damages, except to the extent actually paid by Tenant to third party claimants) incurred by them with respect to any theft, loss or damage to any baggage or other item listed in such inventory of baggage from and after Closing. The provisions of this Section 7.8 shall survive the Closing.
7.9.    Valeted Automobiles. On the Closing Date, representatives of Seller and Purchaser jointly shall make a written inspection of all automobiles in the valet parking facilities at the Property (the “Inventoried Automobiles”). Purchaser shall be responsible for, and shall indemnify and defend the Owner Parties from and against (a) any Losses incurred with respect to any theft, loss or damage to any Inventoried Automobiles, and (b) any Losses incurred, with respect to any theft, loss or damage to any other automobiles except to the extent the owner of such automobile has presented evidence that such loss or damage occurred prior to Closing. Seller shall be responsible for and shall indemnify and defend the Purchaser Indemnified Parties from and against any Losses incurred, with respect to any theft, loss or damage to any automobiles left in the care of Seller other than Inventoried Automobiles, for which a claim of Loss has been made prior to Closing. The indemnification obligations under this Section 7.9 shall apply only to the extent such Losses are not recovered by the applicable Purchaser Indemnified Party or Owner Party through insurance. The provisions of this Section 7.9 shall survive the Closing.
7.10.    Inventory. As part of the Purchase Price, Seller shall include for Purchaser’s benefit at Closing the full amount of all Inventory located on or used in connection with any Hotel as of the Closing Date, and there shall be no proration or credit in respect thereof.
7.11.    Application of Refunds or Savings. Any refunds or savings in the payment of Taxes resulting from such tax reduction proceedings on account of Taxes allocable to the period prior to the Closing Date shall belong to and be the property of Seller, and any refunds or savings in the payment of Taxes on account of Taxes allocable to the period from and after the Closing Date shall belong to and be the property of Purchaser. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively; provided, however, that neither Seller nor Purchaser shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
ARTICLE VIII.

GENERAL PROVISIONS
8.1.    Fire or Other Casualty.
(a)    Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than Twenty Five Thousand Dollars ($25,000) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge.
(b)    If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would not constitute a Material Casualty, then neither party shall have the right to terminate its obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance (the “BI Policies”) for the period preceding the Closing Date that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller in each case for actual out of pocket costs and expenses of restoration, and Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price. If any such damage due to fire or other casualty is insured and constitutes a Material Casualty, then Purchaser may elect either (i) to terminate this Agreement upon written notice given within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1 or on the Closing Date, whichever is earlier, either (A) with respect to the applicable Property, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for such Property will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to such Property, except those that survive a termination of this Agreement, or (B) in its entirety by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement, or (ii) to proceed to Closing, notwithstanding such matter. Should Purchaser elect to proceed to Closing notwithstanding whether a Material Casualty has occurred, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible.
(c)    If, prior to Closing, any Property is damaged by fire or other casualty which is uninsured and would constitute a Material Casualty, then Purchaser may elect either (i) to terminate this Agreement upon written notice given within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1 or on the Closing Date, whichever is earlier, either (A) with respect to the applicable Property, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for such Property will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to such Property, except those that survive a termination of this Agreement (together with Purchaser’s termination right contemplated under Section 8.1(b)(i)(A) above, each, a “Material Casualty Removal”), or (B) in its entirety by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement, or (ii) to proceed to Closing, notwithstanding such matter. If Purchaser does not elect to terminate its obligations under this Agreement with respect to an uninsured casualty as aforesaid, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed One Hundred Thousand Dollars ($100,000). With respect to the Bardessono and Yountville, Purchaser and Seller hereby irrevocably waive the provisions of any statute that provides for a different outcome or treatment in the event the Property shall be taken or damaged or destroyed by fire or other casualty, including, without limitation, any applicable the provisions of Section 1662 of the California Civil Code.
(d)    For purposes of this Section 8.1, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.
8.2.    Condemnation.
(a)    After the Effective Date, Seller agrees to give Purchaser prompt notice of any notice it receives of any taking or threat of taking by condemnation of any part of or rights appurtenant to any Property.
(b)    If any such taking is a Material Condemnation, then Purchaser may elect either (i) to terminate this Agreement upon written notice given within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier, either (A) with respect to the applicable Property, in which event, such Property shall be removed from this Agreement (and the definition of such applicable defined terms in this Agreement shall be automatically updated mutatis mutandis to reflect such removal), the Purchase Price will be automatically reduced by the Total Purchase Price Allocation for such Property on Schedule 2, the Allocated Deposit for such Property will be returned to Purchaser and the Deposit hereunder shall thereafter exclude such Allocated Deposit, and the parties hereto shall be released from all further obligations hereunder with respect to such Property, except those that survive a termination of this Agreement (a “Material Condemnation Removal”), or (B) in its entirety by written notice to Seller, in which event the Deposit shall be returned to Purchaser and neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement, or (ii) to proceed to Closing, notwithstanding such matter, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Manager to repair the affected Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing.
(c)    If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to a Property that does not constitute a Material Condemnation,

Purchaser shall not have the right to terminate its obligations to purchase the affected Property under, or otherwise terminate, this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any out-of-pocket reasonable costs and expenses reasonably expended by Seller or Manager in collecting such sums, (ii) any out-of-pocket reasonable costs and expenses  reasonably used by Seller or Manager to repair the affected Property as a result of such condemnation, and (iii) any amounts which are specifically awarded by the court with respect to lost earnings or other damages or losses (other than unrepaired property damages) allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 8.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.
8.3.    Broker. The parties acknowledge that Broker has been the procuring cause of this Agreement. It shall be the obligation of Seller to pay Broker its commission, when, as and if, required in accordance with a separate agreement between the Broker and Seller. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement indefinitely.
8.4.    Tax Clearance Certificates.
(a)    Florida Sales Tax Certificates. With respect to the Ritz Carlton Sarasota, prior to the Closing, Seller shall endeavor to obtain and deliver to Purchaser from the Florida Department of Revenue and each applicable local taxing authority a tax clearance letter or certificate of compliance (each, a “Florida Sales Tax Certificate”) relating to any sales Tax payable in Florida dated no earlier than thirty (30) days prior to Closing. Sarasota Seller and Sarasota Operating Lessee shall provide Purchaser with a copy of each Florida Sales Tax Certificate within two (2) days following Sarasota Seller’s or Sarasota Operating Lessee’s receipt thereof. In the event any Florida Sales Tax Certificate indicates that sales Tax is due, such sales Tax shall be deducted on the Closing Statement and paid from proceeds otherwise due to Seller at Closing. If Sarasota Seller or Sarasota Operating Lessee is unable to obtain a Florida Sales Tax Certificate dated no earlier than thirty (30) days prior to Closing on or before the Closing, until Sarasota Seller and Sarasota Operating Lessee deliver Florida Sales Tax Certificates to Purchaser with copies of each Florida Sales Tax Certificate, dated no earlier than 30 days prior to Closing and indicating no amounts due from Seller and no pending audit of any of Seller’s previously filed returns, Seller shall indemnify Purchaser from and against any and all liabilities, claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) which may arise out of Sarasota Seller’s or Sarasota Operating Lessee’s failure to pay any sales Tax, penalty or interest assessed against Sarasota Seller or Sarasota Operating Lessee by the applicable governmental authority that would be issuing the Florida Sales Tax Certificate, to the extent owed by Sarasota Seller or Sarasota Operating Lessee to such applicable governmental authority post-Closing for any period prior to the Closing. Seller’s obligations under this Section 8.4(a) shall survive the Closing indefinitely.
8.5.    Confidentiality; IRS Reporting.
(a)    Except as hereinafter provided, Purchaser and Seller and their Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions of this Agreement or, until the Closing occurs, such other documents or information, except to their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, actual and potential investors, and actual and potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”) who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential; provided, however, that information or documents shall not be subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or become(s) generally available to, or known by, the public, (ii) were or become(s) available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller or its Affiliates or Manager, or (iii) are independently developed by Purchaser or any of its Affiliates without reference to or use of any such information disclosed by Seller or its Affiliates or Manager, or (iv) in the case of Purchaser, following Closing, any information relating to the Property which is obtained by Purchaser. Within four (4) business days following the Effective Date or if the Closing occurs, upon Closing, the parties shall either make a joint press release, or each party may make an individual press release, subject to the reasonable consent of the other party, it being understood it shall be reasonable for Purchaser to withhold its consent to any press release naming Purchaser or its Affiliates. Notwithstanding the foregoing but subject to Section

8.5(b) below, it is acknowledged that Seller is, or is an affiliate of, a REIT, and the REIT has and will seek to sell shares to the general public; consequently, Seller shall have the absolute and unbridled right to disclose any information regarding the transaction required by law or as determined to be necessary by Seller or their attorneys to satisfy disclosure and reporting obligations of Seller or its Affiliates. The terms of this Section 8.5 shall supersede any prior confidentiality agreements executed by Seller, Purchaser, or any of their respective Affiliates, parents, or subsidiaries, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of two (2) years after such termination.
(b)    Notwithstanding anything to the contrary herein, (i) if either Seller or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed, and (ii) the restrictions in this Section 8.5 shall not prohibit any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.
(c)    Seller and Purchaser stipulate that the breach of the provisions of this Section 8.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.
(d)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in Treasury Regulation Section 1.6045-4 and any successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS

Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.
8.6.    Liquor Licenses. The rights and covenants of the parties with respect to: (i) the transfer of the liquor licenses for the Bardessono and Yountville shall be in accordance with the provision on Schedule 8.6-1. and (ii) the transfer of the liquor license for Ritz Carlton Sarasota shall be in accordance with the provision on Schedule 8.6-2.
8.7.    Management Agreement. If the applicable Operating Lessees party to the Third Party Management Agreements are not released from the obligations of such parties under such Third Party Management Agreements that first occur and accrue solely from and after Closing (“Third Party Management Agreement Post-Closing Obligations”), Purchaser agrees to indemnify and hold such Operating Lessees harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees, but excluding consequential, punitive, special, indirect or similar damages) that are incurred by such Operating Lessees arising out of any obligation of or default by Purchaser under any Third Party Management Agreement Post-Closing Obligations and with respect to which Seller is not responsible for pursuant to this Agreement (such as, but not limited to, a claim that arose during or relates to the pre-Closing period or any matter than would be a Seller obligation pursuant to Section 7.6 if known as of the date of Closing). The obligations of Purchaser contained in this Section 8.7 shall survive Closing.
ARTICLE IX.

DEFAULT; TERMINATION RIGHTS
9.1.    Default by Seller/Failure of Conditions Precedent.
(a)    In addition to such other rights as are expressly provided for in this Agreement, if any of the conditions set forth in Sections 5.1 and 5.2 hereof for the benefit of Purchaser have not been satisfied on or prior to the Closing Date and Purchaser has not waived such condition in writing (unless the failure to satisfy such condition is caused by the default of Purchaser under this Agreement), and, if curable, if Seller fails to cure any such matter or satisfy such condition within ten (10) business days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), which ten (10) business day period or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period, or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder), Purchaser, as its sole and exclusive remedy shall elect either (i) to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (ii) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price except as expressly provided for herein. In the event the Agreement is terminated as a result of a failure of one or more of the condition precedents to Closing set forth in Section 5.1(a) due to an Injunction brought by or on behalf of (i) any Company shareholder or (ii) Ashford Inc., Ashford Hospitality Advisors LLC or Ashford Hospitality Trust, or any of their respective Affiliates or shareholders, Section 5.2(h) or, to the extent resulting from the existence of any Shareholder Litigation or an Injunction, Section 5.2(d), Seller shall, upon termination, reimburse Purchaser for all actual out-of-pocket costs incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $1,000,000.00.
(b)    Notwithstanding the preceding Section 9.1(a), if Seller shall be in default under this Agreement in any material respect or otherwise fails to comply in any material respect with any of its obligations, and Seller fails to cure any such default within ten (10) business days after notice thereof from Purchaser, then Purchaser may elect to either (i) terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser, and Seller shall reimburse Purchaser for all actual out-of-pocket costs incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $1,000,000.00, and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; (ii) to waive such matter and proceed to Closing with no reduction in the Purchase Price; or (iii) bring an action of specific performance to enforce this Agreement (without the necessity of proving the inadequacy of money damages as a remedy); provided, that Purchaser’s suit for specific performance shall be filed against Seller on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement pursuant to clause (i) above. Notwithstanding anything to the contrary herein, if the remedy of specific performance is unavailable due to Seller’s fraud or willful misconduct or due to Seller transferring or conveying the Property to a third-party entity or person other than Purchaser in violation of this Agreement, then Purchaser may, in addition to the rights and remedies set forth in this Agreement, also pursue an action at law for all losses and damages (but excluding consequential, punitive, special or indirect damages, except to the extent actually paid by Tenant to Purchaser) suffered or incurred by Purchaser arising out of or relating to Seller’s default, including, without limitation, Seller’s reimbursement of Purchaser for its actual, third-party costs and expenses incurred in connection with this Agreement (without regard to any cap on liability).
9.2.    Default by Purchaser/Failure of Conditions Precedent.
(a)    If any of the conditions set forth in Sections 5.1 and 5.3 hereof for the benefit of Seller has not been satisfied on or prior to the Closing Date and Seller has not waived such condition (unless the failure to satisfy such condition is caused by the default of Seller under this Agreement), and if Purchaser fails to satisfy the condition within (10) business days after written notice thereof from Seller (or such other time period as may be explicitly provided for herein), which ten (10) business day period or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period), Seller, as its sole and exclusive remedy, shall elect either (i) to terminate this Agreement in which event the Deposit shall be promptly delivered to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (ii) to waive its right to terminate, and instead, to proceed to Closing.
(b)    If Purchaser defaults in performing any of its obligations under this Agreement in any material respect, and Purchaser fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and receive the Deposit, following which all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall receive the Deposit and retain the right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, as full and complete liquidated damages and as Seller’s sole remedy.
WITH RESPECT TO THE BARDESSONO AND YOUNTVILLE, SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT OF SUCH A DEFAULT AND THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON SUCH A DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369 OR OTHER APPLICABLE LAWS, BUT ARE INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. IN CONSIDERATION OF THE PAYMENT OF THE DEPOSIT, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHTS SELLER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE RELATING TO PURCHASER’S DEFAULT RESULTING IN ESCROW NOT CLOSING AS PROVIDED UNDER THIS AGREEMENT. PURCHASER HEREBY WAIVES AND RELEASES ANY RIGHT TO (AND HEREBY COVENANTS THAT IT SHALL NOT) SUE SELLER OR SEEK OR CLAIM A REFUND OF THE DEPOSIT (OR ANY PART THEREOF) ON THE GROUNDS IT IS UNREASONABLE IN AMOUNT AND EXCEEDS THE ACTUAL DAMAGES OF SELLER OR THAT THE RETENTION BY SELLER OF THE DEPOSIT CONSTITUTES A PENALTY AND NOT AGREED UPON AND REASONABLE LIQUIDATED DAMAGES. BY PLACING ITS INITIALS BELOW, EACH PARTY

SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY LEGAL COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE MEANING, THE EFFECT, AND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.
_____________                        ______________
Seller’s Initials                        Purchaser’s Initials

9.3.    Survival. The provisions of this Article IX shall survive the Closing or any termination of this Agreement.
9.4.    Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels.
9.5.    Limitation of Liability. Notwithstanding anything to the contrary contained herein, in no event shall any party be entitled to recover from the other party consequential, punitive, exemplary or speculative damages (except to the extent such amounts are required to be paid to a third party). The provisions of this Section 9.5 shall survive the termination of this Agreement. The provisions of this Section 9.5 shall not limit or affect the rights of Seller to receive the Deposit as liquidated damages, Purchaser’s right to recover the Deposit as set forth in this Agreement, to receive reimbursement and damages in accordance with Section 9.1(b) or to receive the Extension Fee, as applicable hereunder, or the rights of either party to recover reasonable attorneys’ fees pursuant to Section 9.4 or Purchaser’s right to recover damages pursuant to Section 9.1(b), in each case as and when provided in this Agreement.
ARTICLE X.

MISCELLANEOUS PROVISIONS
10.1.    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
10.2.    Assignments. Neither party may assign its rights hereunder without the prior consent of the other party, except that Purchaser may (i) designate one or more Affiliates of Purchaser to which some or all of the Property will be assigned at Closing, and/or (ii) make an assignment to any Affiliate of Purchaser without prior consent of Seller; provided, however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Seller no later than five (5) Business

Days prior to the Closing Date. Notwithstanding any assignment of this Agreement, Purchaser shall not be released from its obligations hereunder, and the assignment and assumption agreement in connection therewith shall include a statement that all representations and warranties of Purchaser in Article IV of this Agreement are true of such assignee taking assignment of this Agreement as of the date of such assignment and will be true as of the Closing.
10.3.    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder
10.4.    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in New York, Texas or the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first Business Day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not Business Days.
10.5.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of or conflicts of law. This paragraph shall survive the closing or consummation of the conveyance contemplated by this Agreement, and any termination of this Agreement. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Action, any state court within the State of Delaware, or if such state court does not have subject matter jurisdiction over the applicable Action, any federal court within the State of Delaware. Each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in such courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in the above-named courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in the above-named courts and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in the above-named courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in Section 10.9, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.5 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by law.
10.6.    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.
10.7.    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.8.    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
10.9.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered (i) by hand, (ii) if sent on a business day during the business hours of 9:00 a.m. until 6:00 p.m. New York time, via email, (iii) sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or (iv) sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient, or in the case of delivery by email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a Business Day.
If to Seller:        Braemar Hotels & Resorts
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: Christopher Peckham
Email: cpeckham@ashfordinc.com

and:            Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attn: Cynthia B. Nelson
Email: cbnelson@jw.com

If to Purchaser:

With a copy to:

If to Escrow Agent:    Chicago Title Insurance Company
711 Third Avenue, Suite 800
New York, New York, 10017
Attn: Neal Miranda
Phone: (1) 212-880-1237
Email: neal.miranda@ctt.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
10.10.    Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own gross negligence or willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; or (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall, within twenty-four (24) hours thereof give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may continue to hold the Deposit pursuant to the terms hereof, or if Escrow Agent so elects, interplead the matter at the joint and several cost of Purchaser and Seller by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Purchaser and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and reasonable attorney’s fee (collectively called “Expenses”) in connection with or in any way arising out of the escrow arrangement, other than expenses resulting from the Escrow Agent’s gross negligence or willful misconduct.
10.11.    Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.
10.12.    Indemnification; Survival.
(a)    Indemnification by Seller.
(i)    Following the Closing and subject to the terms of Section 10.12(c), Seller shall indemnify and hold Purchaser, and each of their subsidiaries, affiliate and parent companies, the respective successors and assigns of each of them, and the officers, directors, partners, members, shareholders, employees and agents of each of the foregoing (each, a “Purchaser Indemnified Party”, and collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, claims, losses, liabilities, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) (“Losses”) suffered or incurred by Purchaser and any such Purchaser Indemnified Parties arising out of, or resulting from, (A) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, and (B) any breach of any covenant of Seller contained in this Agreement or any Closing Document that expressly survives Closing, in each case except to the extent (1) that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any such representation or warranty contained herein or breach of covenant, or (2) Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any such representation or warranty of Seller contained herein or breach of covenant, and Purchaser nevertheless elects to close this transaction, except (x) to the extent that Purchaser did not have the right not to proceed to Closing on the basis thereof and (y) with respect to the obligations of Seller under and with respect to the Exempt Covenants and Indemnities.
(ii)    In addition to the indemnity provided by Seller as set forth in Section 10.12(a)(i) and any other indemnity provided by Seller to Purchaser and/or Purchaser Indemnified Parties pursuant to this Agreement but without being subject to the limitations in Section 10.12(c), Seller shall indemnify and hold harmless the Purchaser Indemnified Parties for any and all Losses to which such Purchaser Indemnified Parties may become subject as a result of, arising in connection with, or relating to (A) any Affiliate Agreement except to the extent expressly assumed by Purchaser at Closing, or (B) any actual or threatened claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity and whether public or private, before or by any Governmental Entity, any arbitrator or other tribunal (each, an “Action”) by any Person (including, without limitation, any stockholder of the Company and regardless of whether such

Action is against a Purchaser Indemnified Party) (1) that alleges a breach of any duty, right or other obligation by Seller, the Company, any of its Subsidiaries and/or any officers or directors of any of the foregoing in such capacity to Company shareholders and/or (2) involving a claim or cause of action with respect to which the Purchaser Indemnified Parties would not have any liability unless there were a breach of any duty, right or other obligation by Seller, the Company, any of its Subsidiaries and/or any officers or directors of any of the foregoing in such capacity, to Company shareholders, in each case with respect to any of the transactions contemplated under this Agreement, including, without limitation, pursuant to or in connection with any Affiliate Agreements; provided, that Seller will not be liable to indemnify any Purchaser Indemnified Party for any such Losses to the extent that such Losses (x) have resulted from an Action by Seller against the Purchaser in connection with the Purchaser’s breach of this Agreement, (y) are as a result of an Action brought against a Purchaser Indemnified Party by any Person who is a limited partner of, or other investor in, such Purchaser Indemnified Party in such Person’s capacity as a limited partner of, or other investor in, such Purchaser Indemnified Party or (z) as a result of any Action brought against the Purchaser or its Affiliates by any Person providing financing to the Purchaser or its Affiliates in connection with the Purchaser’s or its Affiliates’ acquisition of the Properties (the matters with respect to which Seller is indemnifying Purchaser and/or Purchaser Indemnified Parties pursuant to this Section 10.12(a)(ii), the “Additional Indemnified Matters”).  The parties agree, for the avoidance of doubt, that this Section 10.12(a)(ii) shall not apply to any matter for which indemnification is otherwise provided in Section 10.12(a)(i). The indemnity in this Section 10.12(a)(ii) shall survive the Closing or any termination of this Agreement indefinitely.
(b)    Indemnification by Purchaser. From and after the Closing and subject to the terms of Section 10.12(c), Purchaser shall indemnify and hold the Owner Parties harmless from any and all Losses suffered or incurred by any Owner Parties arising out of, or resulting from, (A) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (B) any breach of any covenant of Purchaser contained in this Agreement or any Closing Document that expressly survives Closing, in each case except to the extent (1) that Purchaser gives Seller written notice prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein or breach of covenant, or (2) Seller otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any such representation or warranty of Purchaser contained herein or breach of covenant, and Seller nevertheless elects to close this transaction, except (x) to the extent that Seller did not have the right not to proceed to Closing on the basis thereof and (y) with respect to the obligations of Purchaser under and with respect to the Exempt Covenants and Indemnities.
(c)    Limitations on Indemnification. The representations and warranties made herein and in any Closing Document shall survive the Closing through but not beyond the applicable Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation shall not apply to the prosecution of any claim made and action commenced in accordance with clauses (i) and (ii) below on or prior to the applicable Limitation Date. Subject to the foregoing limitations, the representations and warranties of Seller and Purchaser set forth in this Agreement and in any Closing Documents, and the indemnities and agreements of Seller and Purchaser set forth in this Agreement that expressly survives Closing and in the Closing Documents, shall survive for a period expiring December 31, 2026 unless a longer or shorter survival period is expressly provided for in this Agreement after the Closing (such period, the “Survival Period”; and the last day of each such Survival Period, as the same may be extended in accordance with this Section 10.12(c), the “Limitation Date”). Each party hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty by Seller or Purchaser, as applicable, or any indemnity or other obligation of Seller or Purchaser, as applicable, in this Agreement or in any of the Closing Documents (a “Claim”) shall be forever barred unless, no later than the Limitation Date, the party with the right to raise such Claim (the “Claimant”) (i) delivers to the other party (the “Defendant”) a written notice of the Claim setting forth the basis for such Claim, and (ii) files a complaint or petition against the Defendant alleging such Claim in an appropriate Federal district or state court, in which case the Limitation Date, as to such breach, shall be extended pending resolution of such complaint or petition. Notwithstanding anything to the contrary contained in this Agreement, any Claim that a Claimant may have at any time against a Defendant will not be valid or effective, and the Defendant shall have no liability with respect thereto, (A) to the extent that such Claim relates to the untruth or inaccuracy of any representation or warranty contained herein of which the Defendant gives the Claimant written notice prior to Closing or the Claimant otherwise obtains actual knowledge prior to Closing and the Claimant nevertheless elects to close this transaction except to the extent that the Claimant did not have the right not to proceed to Closing on the basis thereof, and (B) unless all valid Claims of such Claimant exceed Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate (“Liability Floor”). Each of Seller’s and Purchaser’s respective liability for damages resulting from valid Claims shall in no event exceed three percent (3%) of the Purchase Price in the aggregate (“Liability Cap”). Notwithstanding anything to the contrary in this Agreement, the Liability Floor and the Liability Cap limitations shall not apply to (1) the parties’ obligations under Sections 7.5 and 7.6 with respect to costs, prorations and adjustments, (2) the parties’ indemnification obligation pursuant to Section 8.3 with respect to brokers, including Seller’s indemnification obligations with respect to the Broker, (3) Seller’s obligations for the breach of any of the representations and warranties set forth in Sections 3.28, and Seller’s obligations and indemnity set forth in Section 6.6 with respect to employees and labor matters, (4) Seller’s obligations for the breach of any of the representations and warranties set forth in Section 3.11, and Seller’s obligations and indemnity set forth in Section 8.4, with respect to Taxes, (5) the obligation of Seller to deliver proceeds from any condemnation or casualty, (6) Seller’s indemnity set forth in Section 10.12(a)(ii), (7) the indemnification obligations of the parties for the benefit of the Escrow Agent set forth in Section 10.10, (8) the right to recover reasonable attorneys' fees and costs pursuant to Section 9.5, (9) the covenants set forth in Section 6.12(b) (each of clauses (1) through (9), the “Exempt Covenants and Indemnities”).
(d)    Tax Treatment of Indemnity. Seller and Purchaser agree that any indemnity payments made under this Agreement shall be treated as adjustments to the Purchase Price for all tax purposes, unless otherwise required by Applicable Law or pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

(e)    Damages. In no event shall any Purchaser Indemnified Party be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Seller, except with respect to any claims asserted by third parties. In no event shall any Owner Party be entitled to seek or obtain consequential, speculative, special, punitive or exemplary damages against Purchaser, except with respect to any claims asserted by third parties.
(f)    This Section 10.12 shall survive Closing indefinitely.
10.13.    Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.13 shall not increase the liability of the complying party.
10.14.    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
10.15.    Time of Essence. Time is of the essence with respect to every provision hereof.
10.16.    Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
10.17.    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
(a)    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
(b)    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
(c)    The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto. In addition to the foregoing, Seller and Purchaser waive the effect of

California Civil Code Section 1654 which interprets uncertainties in a contract against the party who drafted the contract.
10.18.    No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.
10.19.    Facsimile or Electronic Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile or electronic signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or electronic signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or electronic signature.
10.20.    Waiver of Jury Trial; California Judicial Reference. Seller and Purchaser hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement. Notwithstanding the foregoing or anything to the contrary herein, if and to the extent this Agreement is subject to enforcement in the State of California, any and all disputes, claims and controversies between the parties arising out of this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq. The referee shall be a retired California state court judge or justice with significant experience with similar real estate disputes. The parties shall use the procedures adopted by JAMS for judicial reference and selection of a referee (or any other entity offering judicial reference dispute resolution procedures as may be mutually acceptable to the parties). Any dispute regarding the selection of the referee shall be resolved by JAMS or the entity providing the reference services, or, if no entity is involved, by the court in accordance with California Code of Civil Procedure Sections 638 and 640. The parties shall not seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all parties. If the parties are unable to agree upon a referee within ten (10) calendar days after one party serves a written notice of intent for judicial reference upon the other party, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b). The referee who shall have the power to try any and all of the issues raised, whether of fact or of law, which may be pertinent to the matters in Dispute. Subject to the limitations on remedies set forth in this Agreement, the referee shall be authorized to provide all remedies available in law or equity appropriate under the circumstances of the controversy; provided, however, that in no event shall any party be liable for any speculative, consequential or punitive damages. The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court. Nothing in this Agreement shall be deemed to apply to or limit the right of any party to pursue rights against the other party in a third-party proceeding in any action brought by or against such third party. The parties acknowledge and accept that they are waiving their right to a jury trial. The parties shall initially share equally the costs and expenses of the referee and any judicial reference service. However, the non-prevailing party(ies) shall be required to reimburse the other party(ies) for any such amounts paid and to pay all remaining costs of the referee and the reference proceeding, all of which shall be part of the referee’s award and the judgment. In addition, the referee shall award to the prevailing party(ies) all of its attorneys’ fees and costs incurred in connection with such judicial reference proceeding. In the event of any challenge to the legality or enforceability of this Agreement, the prevailing party shall be entitled to recover the costs and expenses from the non-prevailing party, including reasonable attorneys’ fees, incurred by it in connection therewith. The provisions of this paragraph shall survive the Closing or earlier termination of this Agreement
10.21.    Energy Disclosure. With respect to The Bardessono and Yountville, Purchaser acknowledges that Seller may be required to disclose or make available to Purchaser certain information concerning the energy performance of the Hotels located in California pursuant to California Public Resources Code Section 25402.10 and related regulations (collectively, the “Energy Disclosure Requirements”). Purchaser may obtain its own Data Verification Checklist, as defined in the Energy Disclosure Requirements (collectively, the “Energy Disclosure Information”). Purchaser acknowledges and agrees that (i) except as otherwise expressly set forth in this Agreement or in any Closing Document, Seller makes no representation or warranty regarding the energy performance of any of the Hotels located in California or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Hotels located in California and that the energy performance of the Hotels located in California may vary depending on future occupancy and/or use of the hotel property, and (iii) except as otherwise expressly set forth in this Agreement or in any Closing Document, Seller shall have no liability to Purchaser for any errors or omissions in the Energy Disclosure Information. If and to the extent not prohibited by applicable legal requirements, Purchaser hereby waives any right it may have to receive the Energy Disclosure Information, including, without limitation, any right Purchaser may have to terminate this Agreement or rescind the transactions contemplated by this Agreement as a result of Seller’s failure to disclose such information. Purchaser hereby, effective as of the Closing Date, releases Seller from any liability Seller may have to Purchaser relating to the Energy Disclosure Information, including, without limitation, any liability arising as a result of Seller’s failure to disclose the Energy Disclosure Information to Purchaser prior to the execution of this Agreement or prior to Closing. Purchaser’s approval of the condition of the Hotels located in California pursuant to the terms of this Agreement shall be deemed to include Purchaser’s approval of the energy performance of the Hotels located in California and the Energy Disclosure Information. This paragraph shall survive the Closing and any termination of this Agreement.
10.22.    Natural Hazards Disclosure Requirements. With respect to The Bardessono and Yountville, Seller, at its sole cost and expense, shall provide Purchaser with a disclosure report issued by the Disclosure Vendor which is (1) intended to comply with the natural hazard disclosure requirements which may be imposed on Seller pursuant to the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes or laws (collectively, the “Natural Hazard Disclosure Law”), and (2) will disclose if any of the Property in California lies within the following natural hazard areas or zones (the “Natural Hazard Area”): (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wild land area that may contain substantial forest fire risks and hazards; (e) an earthquake fault or special studies zone; or (f) a seismic hazard zone. Purchaser and Seller acknowledge that Seller will retain the services of the Disclosure Vendor to examine the maps and other information specifically made available to the public by government agencies for the purpose of enabling Seller to fulfill its disclosure obligations with respect to the Natural Hazards Disclosure Law. Prior to the Effective Date, Seller provided to Purchaser a natural hazards disclosure statement prepared by the Disclosure Vendor (the “Natural Hazards Disclosure Statement”) in the form required by the Natural Hazard Disclosure Law and the written report of the Disclosure Vendor (the “Natural Hazards Report”) containing the results of its examination and Purchaser, prior to the Effective Date, has signed and returned a copy of the Natural Hazards Disclosure Statement to Seller. Purchaser acknowledges that Purchaser's receipt of the Natural Hazards Disclosure Statement and the Natural Hazards Report fully and completely discharges Seller from its disclosure obligations under the Natural Hazard Disclosure Law, and, for the purposes of this Agreement, the provisions of California Civil Code § 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Disclosure Vendor shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Purchaser acknowledges and agrees that nothing contained in the Natural Hazards Disclosure Statement releases Purchaser from its obligation to fully investigate and satisfy itself with the condition of the Property, including, without limitation, whether the Property is located in any Natural Hazard Area. Purchaser also agrees that nothing contained in the Natural Hazards Disclosure Statement shall entitle or give Purchaser the right to terminate this Agreement except to the extent any such disclosure is a breach under this Agreement otherwise entitling Purchaser to terminate this Agreement. Purchaser further acknowledges and agrees that the matters set forth in the Natural Hazards Disclosure Statement may change on or prior to the Closing and that Seller has no obligation to update, modify, or supplement the Natural Hazards Disclosure Statement.
10.23.    Release. With respect to The Bardessono and Yountville, if the parties proceed to Closing, then:
(a)    Purchaser and its successors, assigns, heirs, devisees and executors, agree from and after Closing to forever release, discharge and acquit Seller and its parent, subsidiary and/or affiliate corporations, partnerships (general and limited), partners, directors, officers, shareholders, and employees, and each of them (collectively, “Releasees”), of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of duty of any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, costs, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character (including without limitation reasonable attorneys’ fees) (collectively “Released Claims”) other than as set forth in this Agreement or any Closing Document executed by Seller at Closing, any claims arising under Article 3 above, which shall be limited to the extent provided in Section 10.12, and other provisions of this Agreement that expressly survive the closing or the recording of any Deed, and except as otherwise set forth in any Closing Document, and irrespective of how, why or by reason of what facts, whether heretofore or now existing, or which could, might or may be claimed to exist in the future, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as if fully set forth herein at length, which in any way arise out of, or are connected with or relate to the Property, including, without limitation, (1) any Hazardous Substances on or under the Real Property, or migrating to or from the Real Property, on the Closing Date or released on or under the Real Property subsequent thereto, (2) any required clean-up of any and all Hazardous Substances which might remain or subsequently be placed on or under the Real Property, including without limitation any personal injuries suffered by any person or persons. The release provided for herein shall survive the Closing hereunder and shall not be merged into any Deed.
(b)    Purchaser and its successors, assigns, heirs, devisees and executors, agrees, represents and warrants that the matters released in Section 10.23(a) are not limited to matters which are known or disclosed, and from and after Closing waives any and all rights and benefits which it now has, or in the future may have, conferred upon it by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

________________
Purchaser’s Initials

In connection with the release contained in Section 10.23(a), Purchaser agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Released Claims which are presently unknown, unanticipated and unsuspected, and further agrees, represents and warrants that the release contained in Section 10.23(a) has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit Seller and Releasees from any such unknown Released Claims to the extent provided herein.

(c)    Purchaser hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Agreement (including, without limitation, Sections 10.23(a) and 10.23(b)), that it has read Sections 10.23(a) and 10.23(b), that it has had such Sections fully explained by such counsel, and that it is fully aware of their contents and legal effect.
(d)    Purchaser acknowledges and agrees that no employee, agent, legal counsel, or other representative of Seller, has been authorized to make, and in executing this Agreement Purchaser has not relied upon, any statement of Seller, Seller’s employees, agents, or legal counsel, and should Purchaser be mistaken in its belief with regard to some issue of fact or law regarding the matters herein released, it specifically agrees to assume the risk of such mistake, if any exists. Purchaser hereby acknowledges that Purchaser is capable of performing or causing to be performed a thorough and independent investigation, analysis and evaluation of the Real Property and all other aspects of the transaction contemplated by this Agreement, and that it has had an opportunity to make, and to have its experts make its and their investigation regarding the matters herein released and all laws, rules and regulations related thereto.
10.24.    Energy-Efficiency. With respect to the Ritz Carlton Sarasota, the prospective buyer of real property with a building for occupancy located thereon is notified that the buyer may have the building’s energy efficiency rating determined. Purchaser hereby acknowledges that Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.
10.25.    Radon. With respect to the Ritz Carlton Sarasota, Seller and Purchaser hereby acknowledge that the following serves as notification required by Section 404.056(5), Florida Statutes: “RADON GAS: Radon is a naturally occurring radioactive gas that when it has been accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health unit.”
10.26.    Obligation to Close on All Property. Other than a Property Removal permitted pursuant to this Agreement, Purchaser acknowledges and agrees that in no event shall Purchaser be entitled to terminate this Agreement with respect to less than all of the Property and in no event shall Seller be obligated to sell or Purchaser allowed to acquire less than all of the Property.
10.27.    Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.
10.28.    Occasional or Isolated Sale. With respect to the Property located in Florida, Purchaser and Seller jointly intend that the sale of the Personal Property by Seller to Purchaser shall be considered an occasional or isolated sale of tangible personal property pursuant to Florida Administrative Code Rule 12A-1.037, and thus exempt from Florida sales tax.
10.29.    Exculpation.
(a)    Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. The provisions of this Section 10.29(a) shall survive the Closing or any termination of this Agreement.
(b)    Notwithstanding anything to the contrary contained herein, Purchaser’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Purchaser and the partners or members of Purchaser assume no personal liability for any obligations entered into on behalf of Purchaser and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Purchaser under this Agreement. The provisions of this Section 10.29(b) shall survive the Closing or any termination of this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLER:
PROPERTY OWNERS:
ASHFORD YOUNTVILLE LP
By:    Ashford Yountville GP LLC,
its General Partner
By: /s/ Richard Stockton
Name: Richard Stockton
Title: President
ASHFORD YOUNTVILLE II LP
By:    Ashford Yountville II GP LLC,
its General Partner
By: /s/ Richard Stockton
Name: Richard Stockton
Title: President
ASHFORD SARASOTA LP
By:    Ashford Sarasota GP LLC,
its General Partner
By: /s/ Richard Stockton
Name: Richard Stockton
Title: President
ASHFORD TRS SARASOTA RESIDENCE LLC
By: /s/ Jim Plohg
Name: Jim Plohg
Title: President

Signature Page

OPERATING LESSEE:
ASHFORD TRS YOUNTVILLE LLC,
a Delaware limited liability company

By: /s/ Jim Plohg
Name: Jim Plohg
Title: President

ASHFORD TRS YOUNTVILLE II LLC,
a Delaware limited liability company

By: /s/ Jim Plohg
Name: Jim Plohg
Title: President

ASHFORD TRS SARASOTA LLC,
a Delaware limited liability company

By: /s/ Jim Plohg
Name: Jim Plohg
Title: President
Signature Page

PURCHASER:
1776 SARASOTA ASSOCIATES, LLC,
a Delaware limited liability company

By: /s/ Neil Shah
Name: Neil Shah
Title: President

1776 SARASOTA GOLF ASSOCIATES, LLC,
a Delaware limited liability company

By: /s/ Neil Shah
Name: Neil Shah
Title: President

YNTV PROPERTY, LLC,
a Delaware limited liability company

By: /s/ Kevin Rohnstock
Name: Kevin Rohnstock
Title: Vice President

BRDO PROPERTY, LLC,
a Delaware limited liability company

By: /s/ Kevin Rohnstock
Name: Kevin Rohnstock
Title: Vice President
Signature Page

ESCROW AGENT:
CHICAGO TITLE INSURANCE COMPANY (Escrow Agent hereby accepts the obligations of the Escrow Agent as set forth herein.)
By: /s/ Neal J. Miranda
Name: Neal J. Miranda
Title: SVP & Senior Counsel
Date: 6/4/26

Signature Page

RECEIPT OF ESCROW AGENT
Chicago Title Insurance Company, as Escrow Agent, acknowledges receipt of the aggregate sum of $8,750,000.00 by wire transfer from Purchaser as described in Section 2.4 of the Agreement, said wire transfer to be held pursuant to the terms and provisions of the Agreement.
DATED this 11th day of June, 2026.
CHICAGO TITLE INSURANCE COMPANY
By: /s/ Neal J. Miranda
Name: Neal J. Miranda
Title: SVP & Senior Counsel

JOINDER
(A)    In consideration of Purchaser’s execution of that certain Agreement of Purchase and Sale (the “Agreement”) to which this “Joinder” is attached (and of which it forms a part), the undersigned (“Seller Parent”), hereby agrees, if the Closing occurs, to fulfill the post-Closing payment obligations and indemnities of Seller under the Agreement (the “Obligations”) in accordance with the terms of the Agreement, in each case subject to the limitations set forth in the Agreement. Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement.
(B)    Seller Parent acknowledges that Seller Parent is an affiliate of Seller and that Seller Parent will derive substantial benefits from the execution of the Agreement by Seller and the transactions contemplated thereby, and that Seller Parent’s execution of this Joinder is a material inducement and condition to Purchaser’s execution of the Agreement.
(C)    Seller Parent hereby represents and warrants to Purchaser that (i) the representations made by Seller in Sections 3.1, 3.2 and 3.3 of the Agreement are true and correct with respect to Seller Parent regarding Seller Parent’s obligations and liabilities under this Joinder and (ii) there are no litigations, actions, suits, arbitrations, claims, government investigations or proceedings pending or threatened against Seller Parent and Seller Parent is not a party to or subject to the provision of any judgement, order, writ, injunction, decree or award of any Governmental Authority except for any of the matters contemplated by this clause (ii) which would not materially adversely affect the ability of Seller Parent to perform its obligations hereunder.
(D)    Seller Parent hereby waives and agrees not to assert or take advantage of the following defenses in connection with the enforcement of this Joinder by Purchaser: (i) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any person or entity, or revocation hereof by any person or entity; (ii) diligence, presentment, notice of acceptance, notice of dishonor, or notice of presentment and other suretyship defenses generally; (iii) protest and notice of dishonor or of default to Seller Parent with respect to the performance of obligations guaranteed under this Joinder; (iv) the dissolution or termination of the existence of any Seller; (v) the voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of any Seller; (vi) the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting any Seller or any Seller’s assets; (vii) any and all rights and defenses arising out of an election of remedies by Purchaser; (viii) any defense based upon any Seller’s failure to disclose to Seller Parent any information concerning such Seller’s financial condition or any other circumstances bearing on such Seller’s ability to pay all sums payable under or in respect of the Agreement; and, (ix) any other legal or equitable discharge or defense available to Seller Parent, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance, or (b) the claim against Seller is not due and owing under the terms of the Agreement. This Joinder is a continuing, absolute and unconditional guaranty of the Obligations, and liability hereunder shall in no way be affected or diminished by any renewal, extension, amendment or modification of the Agreement or any waiver of any of the provisions thereof.
(E)    Notwithstanding anything to the contrary contained in this Joinder, the obligations and liabilities of Seller Parent under this Joinder are subject to all limitations applicable to Seller’s obligations and liabilities under the Agreement, including, without limitation, the limitations set forth in Section 10.12 of the Agreement, and all such limitations are incorporated herein by this reference as if set forth in full herein. All obligations and liabilities of Seller Parent under this Joinder (including any cause of action by reason of a breach thereof) shall survive the Closing and shall survive for as long as such obligations of Seller survive pursuant to the Agreement.
(F)    The following Sections of the Agreement shall apply to this Joinder as though herein set forth in full: Section 10.3, Section 10.5, Section 10.7, Section 10.17, Section 10.20, (with any notice to Seller Parent to be sent to the addresses set forth for Seller in Section 10.9 of the Agreement).
(G)    This Joinder constitutes a guaranty of payment and performance and not of collection only.
(H)    The undersigned shall maintain cash or cash equivalents in an amount not less than the Liability Cap for one (1) year following Closing (the “Liquidity Covenant Period”), provided, that, if one or more Claims are brought on or prior to, and any such Claims remain outstanding as of, the expiration of the Liquidity Covenant Period, the Liquidity Covenant Period shall be extended pending resolution of such Claim, in which event the undersigned shall maintain cash or cash equivalents in an amount not less than the aggregate amount of all such outstanding Claims through the expiration of the Liquidity Covenant Period as so extended.
IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date of the Agreement.

SELLER PARENT:
Braemar Hospitality Limited Partnership
a Delaware limited partnership

By:	Braemar OP General Partner, a Delaware limited liability company, its general partner

By:	/s/ Richard Stockton
Name:	Richard Stockton
Title:	CEO